Exhibit 10.2

CREDIT AGREEMENT

Dated as of August 18, 2023

among

FUELCELL ENERGY FINANCE HOLDCO, LLC

as Borrower,

CONNECTICUT GREEN BANK,

as Administrative Agent

and

THE LENDER PARTY HERETO

i

5.09	Environmental Compliance.	37
5.10	Insurance.	37
5.11	Taxes.	37
5.12	ERISA Compliance.	37
5.13	Subsidiaries; Equity Interests.	38
5.14	Margin Regulations; Investment Company Act.	38
5.15	Disclosure.	38
5.16	Compliance with Laws.	39
5.17	Taxpayer Identification Number.	39
5.18	Collateral Documents.	39
5.19	Intellectual Property; Licenses, Etc.	39
5.20	Solvency.	40
5.21	Rights in Collateral; Priority of Liens.	40
5.22	Sanctions Concerns.	40
5.23	The Facility.	40
ARTICLE VI. AFFIRMATIVE COVENANTS		41
6.01	Financial Statements.	41
6.02	Certificates; Other Information.	42
6.03	Notices.	44
6.04	Payment of Obligations.	45
6.05	Preservation of Existence, Etc.	45
6.06	Maintenance of Properties.	45
6.07	Maintenance of Insurance.	45
6.08	Compliance with Laws.	45
6.09	Books and Records.	45
6.10	Inspection Rights.	46
6.11	Use of Proceeds.	46
6.12	Additional Guarantors.	46
6.13	Collateral Records.	46
6.14	Further Assurances.	46
6.15	Facility Documents.	47
6.16	Intentionally Omitted.	47
6.17	Operating Accounts.	47
6.18	The Reserve Accounts Generally.	47
6.19	Payment Reserve Account; Cash Management.	48
6.20	DSCR Reserve Accounts.	50
6.21	O&M Reserves.	51
6.22	CMEEC-Navy Lease.	53
6.23	Reserved.	53
6.24	Tax Equity Holdco.	53
6.25	Renewable Energy Credits.	53
ARTICLE VII. NEGATIVE COVENANTS		54
7.01	Liens.	54
7.02	Investments.	55

7.03	Indebtedness.	55
7.04	Fundamental Changes.	55
7.05	Dispositions.	55
7.06	Restricted Payments.	55
7.07	Change in Nature of Business.	56
7.08	Transactions with Affiliates.	56
7.09	Burdensome Agreements.	56
7.10	Use of Proceeds.	56
7.11	Inconsistent Agreements; Charter Amendments.	56
7.12	Accounting Changes.	56
7.13	Debt Service Coverage Ratios.	56
7.14	Sanctions.	56
7.15	Sale and Leaseback Transaction.	56
7.16	Prepayments, Etc. of Indebtedness.	57
7.17	Amendments, Etc. of Indebtedness.	57
7.18	Capital Expenditures.	57
7.19	Capital Contributions	57
7.20	Subsidiaries.	57
7.21	Absence of Regulation.	57
7.22	Certain Approvals under the Tax Equity Holdco LLC Agreement.	57
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		58
8.01	Events of Default.	58
8.02	Remedies Upon Event of Default.	61
8.03	Application of Funds.	61
ARTICLE IX. ADMINISTRATIVE AGENT		62
9.01	Appointment and Authority.	62
9.02	Certain Actions by Administrative Agent.	62
9.03	Rights as a Lender.	63
9.04	Exculpatory Provisions.	63
9.05	Reliance by Administrative Agent.	64
9.06	Delegation of Duties.	65
9.07	Resignation of Administrative Agent.	65
9.08	Non-Reliance on Administrative Agent and Other Lender.	66
9.09	Administrative Agent May File Proofs of Claim.	66
9.10	Collateral and Guaranty Matters.	66
9.11	No Reliance on Administrative Agent’s Customer Identification Program	67
9.12	Delivery of Information to Lender.	68
9.13	Subordination Agreements.	68
9.14	No Other Duties, Etc.	68
ARTICLE X. MISCELLANEOUS		69
10.01	Amendments, Etc.	69
10.02	Notices; Effectiveness; Electronic Communication.	70
10.03	No Waiver; Cumulative Remedies; Enforcement.	72

10.04	Expenses; Indemnity; Damage Waiver.	73
10.05	Payments Set Aside.	74
10.06	Successors and Assigns.	75
10.07	Treatment of Certain Information; Confidentiality.	78
10.08	Right of Setoff.	78
10.09	Interest Rate Limitation.	79
10.10	Counterparts; Integration; Effectiveness.	79
10.11	Survival of Representations and Warranties.	79
10.12	Severability.	79
10.13	Replacement of Lender.	80
10.14	Governing Law; Jurisdiction; Etc.	80
10.15	Waiver of Jury Trial.	81
10.16	No Advisory or Fiduciary Responsibility.	81
10.17	Electronic Execution of Assignments and Certain Other Documents.	82
10.18	USA Patriot Act Notice.	82
10.19	Chapter 903a.	82
SIGNATURES		S-1

SCHEDULES

2.01	Commitment and Applicable Percentage
2.03	Payment Schedule
4.01(b)	Responsible Officers*
5.13	Subsidiaries; Equity Investments*
6.21(c)	O&M Reserve Payments
10.02	Administrative Agent’s Office; Certain Addresses for Notices*

EXHIBITS

Form of

A	Note
B	Compliance Certificate*
C	Assignment and Assumption*
D	Administrative Questionnaire*
E	Collateral Documents*
F	Environmental Indemnity*
G	Limited Guaranty*
H	CGB Subordination Agreement*
I	Perfection Certificate*
J	Restricted Payment Certificate*
K	Withdrawal Certificate*

* Omitted pursuant to Item 601(a)(5) of Regulation S-K.

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 18, 2023, among FUELCELL ENERGY FINANCE HOLDCO, LLC, a Delaware limited liability company (the “Borrower”), the lender party hereto (“Lender”), and Connecticut Green Bank, a quasi-public agency of the state of Connecticut, in its capacity as Administrative Agent.

PRELIMINARY STATEMENT

Borrower has requested that (a) Lender provide a term loan in an aggregate principal amount of $8,000,000.00 (and, in certain circumstances as specified herein, up to $10,000,000.00), and (b) Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section Error! Reference source not found.

“Administrative Agent” means Connecticut Green Bank in its capacity as administrative agent and collateral agent (or subordinated administrative agent or subordinated collateral agent, if so defined) under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and Lender.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent in the form of Exhibit D.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate Commitment of Lender. The initial amount of the Aggregate Commitment in effect on the Closing Date is Eight Million Dollars ($8,000,000.00); provided that the Aggregate Commitment of Lender may be increased by up to $2,000,000 for a total commitment that shall not exceed $10,000,000, at Lender’s sole discretion, to fund any shortfall in advances of the Senior Debt (i.e., funding of less than $12,000,000 in the aggregate by the Senior Lenders) upon the Closing Date as a result of any deferred advance by Senior Lenders related to a shortfall of electricity production expected by the Facility during the twenty four (24) month period commencing upon the Closing Date.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amalgamated Bank” means Amalgamated Bank, a New York banking corporation.

“Amalgamated DSCR Reserve Account” means an account to be opened by Borrower at Amalgamated Bank for purposes of Section 6.20(b), and more specifically identified in the Reserve Accounts Supplement, and which will be subject to a deposit account control agreement in favor of Senior Administrative Agent.

“Amalgamated DSCR Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Amalgamated DSCR Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Amalgamated O&M Reserve Account” means an account to be opened by Project Company at Amalgamated Bank for purposes of Section 6.21(b), and more specifically identified in the Reserve Accounts Supplement, and which will be subject to a deposit account control agreement in favor of Senior Administrative Agent.

“Amalgamated O&M Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Amalgamated O&M Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Annual Carbon Emissions” has the meaning specified in Section 6.02(d).

“Applicable Percentage” means the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by Lender’s Commitment at such time, subject to adjustment as provided in Section 2.11. The initial Applicable Percentage of Lender is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Operating Account” means Borrower’s operating account at Liberty Bank, and more specifically identified in the Reserve Accounts Supplement.

“Bridgeport Loan Agreement” shall have the meaning ascribed by Section 6.11 below.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Sweep Payments” means fifty percent (50%) of funds comprising the Excess Cash Flow that shall be paid to Lender annually as additional principal payments on the Obligations.

“CGB Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, among Liberty Bank, as senior administrative agent and collateral agent, the Connecticut Green Bank as subordinated lender party and subordinated administrative agent and collateral agent thereto, and Liberty Bank and Amalgamated Bank as senior lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“CGB DSCR Reserve Account” means an account to be opened by Borrower at Liberty Bank or such other financial institution as the Connecticut Green Bank may direct for purposes of Section 6.20(c), and more specifically identified in the Reserve Accounts Supplement, and which will be subject to a deposit account control agreement in favor of Senior Administrative Agent and Lender.

“CGB DSCR Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the CGB DSCR Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“CGB O&M Reserve Account” means an account to be opened by Project Company at Liberty Bank or such other financial institution as Connecticut Green Bank may direct for purposes of Section 6.21(c), and more specifically identified in the Reserve Accounts Supplement, and which will be subject to a deposit account control agreement in favor of Administrative Agent, such account to be opened following the satisfaction of the Senior Debt Obligations.

“CGB O&M Reserve Account Deficiency” has the meaning ascribed in Section 6.21(c).

“CGB O&M Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the CGB O&M Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) involving Borrower, or any sale or exchange of outstanding Equity Interests of Borrower in which, for the consummation of any of the foregoing, FCEF ceases to hold directly and/or FCE ceases to hold indirectly, all of the outstanding Equity Interests of Borrower.

“CIP Regulations” has the meaning specified in Section 9.11.

“Closing Date” means the date on which all conditions precedent in Section 4.01 of this Agreement have been met and the Lender funds the Loan.

“CMEEC” means Connecticut Municipal Electric Energy Cooperative, a Connecticut cooperative public corporation.

“CMEEC-Navy Lease” means that certain Lease dated May 23, 2013, between the United States of America, acting by and through the Department of the Navy, and CMEEC, having U.S. Navy Identification Number N40085-12-RP-00109, as the same has been and hereafter may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral”, “Pledged Interests”, “Pledged Securities” and “Accounts” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of this Agreement, the Collateral Documents or the other Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to a Sanctioned Person and (b) any lease in which the lessee is a Sanctioned Person, such exclusion to apply in each case only for so long as such Person is a Sanctioned Person.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Deposit Account Security Agreement, the Deposit Account Control Agreement and each of the other agreements, pledges, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and all UCC or other financing statements, instruments of perfection and other filings, recordings and registrations required to be filed or made in respect of any of the foregoing, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time to time.

“Commitment” means, as to the Lender, its obligation to make the Loan on the Closing Date to Borrower, in an aggregate principal amount not to exceed the amount set forth opposite Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connecticut Green Bank” or “CGB” means Connecticut Green Bank, a quasi-public agency of the State of Connecticut.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CT PURA” means the Connecticut Public Utilities Regulatory Authority.

“DAI” means DAI Management Consultants of Carnegie, Pennsylvania.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the interest rate otherwise applicable hereunder plus (ii) five percent (5.0%) per annum.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent or Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) unless the Administrative Agent determines in its sole discretion that a Lender should not be a Defaulting Lender by virtue of the facts and circumstances described in this clause (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account Control Agreement” means collectively (i) that certain Deposit Account Control Agreement to be dated as of the Closing Date, among Borrower, Project Company, Administrative Agent and Amalgamated Bank, and Connecticut Green Bank, and Senior Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time. and (ii) that certain Deposit Account Control Agreement to be dated as of the Closing Date, among Borrower, Project Company, Administrative Agent and Liberty Bank, Connecticut Green Bank, and Senior Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Deposit Account Security Agreement” means that certain Deposit Account Security and Pledge Agreement to be dated as of the Closing Date, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“DSCR Reserve” means, collectively, the DSCR Reserve Accounts and all DSCR Reserve Funds.

“DSCR Reserve Accounts” means, collectively, the Liberty DSCR Reserve Account, the Amalgamated DSCR Reserve Account, and the CGB Reserve Account.

“DSCR Reserve Funds” means, collectively, the Liberty DSCR Reserve Funds, the Amalgamated DSCR Reserve Funds, and the CGB Reserve Funds.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability or obligation for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning specified in Section 9.15 (a).

“Erroneous Payment Notice” has the meaning specified in Section 9.15 (b).

“Event of Default” has the meaning specified in Section 8.01.

“EWB” means East West Bank.

"Excess Cash Flow” means all excess cash flow of the Borrower after the payment of required principal and interest on the Senior Debt Obligations, required deposits into the O&M Reserves, required deposits into the DSCR Reserves, the payment of required principal and interest on the Obligations, the payment of approved operating expenses, and payments to Borrower’s affiliates for operating and maintenance services pursuant to the O&M Agreement for the term of the Senior Credit Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments, liquidated damages and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the fuel cell power plant located at the U.S. Navy Submarine Base, Wahoo Avenue, Groton, Connecticut, that consists of two (2) SureSource 4000™ fuel cell power plants and associated ancillary systems and equipment, which achieved commercial operation on December 16, 2022.

“Facility Documents” means, collectively, (i) the Power Purchase Agreement, (ii) the Sublease, (iii) the Interconnection Agreement, (iv) the O&M Agreement, and (v) any REC Hedge Agreements.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCE” means FuelCell Energy, Inc., a Delaware corporation.

“FCEF” means FuelCell Energy Finance, LLC, a Connecticut limited liability company.

“FCM” has the meaning specified in Section 6.17.

“FERC” means the Federal Energy Regulatory Commission.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Full Performance” means that the Facility is operating at a level required to produce and maintain an “Electricity Output” (as defined in the Power Purchase Agreement) sufficient to satisfy the “Output Guarantee” (as defined in the Power Purchase Agreement), as determined by Administrative Agent based upon reports provided by DAI.

“Full Performance Date” means the date on which the Facility has achieved and continuously maintained Full Performance for a period of six (6) consecutive months, as determined by Administrative Agent based upon reports provided by DAI.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, all Persons that are or may from time to time become a guarantor of all or any portion of the Obligations, including, without limitation, FCE.

“Guaranty” means each guaranty made by a Guarantor in favor of the Administrative Agent and/or the Lender, including, without limitation, the Limited Guaranty, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)Capitalized Leases and Synthetic Lease Obligations;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interconnection Agreement” means, collectively, all interconnection agreements entered into by or among Borrower and any other Person(s) relating to the Facility, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Interest Only Period” means the period commencing on the date of this Agreement and expiring upon the sooner to occur of (a) 84-months from the Closing Date, (b) the original maturity date of the Senior Debt as provided by the Senior Credit Agreement, or (c) the date that the Senior Debt Obligations are repaid in full.

“Interparty Agreement” means the Interparty Agreements dated of even date herewith by and between EWB, Borrower, Amalgamated Bank, Liberty Bank, and Connecticut Green Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISO-NE” means ISO New England Inc.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Liberty Bank, in its capacity as lead arranger.

“Lender” means Connecticut Green Bank.

“Lending Office” means the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Liberty Bank” means Liberty Bank, a mutual savings bank.

“Liberty DSCR Reserve Account” means an account to be opened by Borrower at Liberty Bank for purposes of Section 6.20(a), and more specifically identified in the Reserve Accounts Supplement.

“Liberty DSCR Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Liberty DSCR Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Liberty O&M Reserve Account” means an account to be opened by Project Company at Liberty Bank for purposes of Section 6.21(a), and more specifically identified in the Reserve Accounts Supplement.

“Liberty O&M Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Liberty O&M Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Limited Guaranty” means that certain Limited Guaranty Agreement to be dated as of the Closing Date, made by FCE in favor of Administrative Agent, for the ratable benefit of the Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance satisfactory to Administrative Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; (d) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to Administrative Agent the right, vis-à-vis such licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license; and (e) for any contractor, subcontractor, materialman, laborer or other Person that performed work on or supplied goods to the Facility, a full and complete waiver of all Liens and other claims such Person has on or with respect to the Facility or the Leasehold Mortgage Premises.

“Loan” means the extension of credit by Lender to Borrower under Article II.

“Loan Documents” means this Agreement, each Note, the Collateral Documents,  each Guaranty, the CGB Subordination Agreement, the Interparty Agreement, the Post-Closing Undertaking Letter, each deposit account control agreement and all other documents, agreements, certificates and instruments now or hereafter entered into in connection with the Loan or any modification, extension or renewal thereof, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Parties” means, collectively, Borrower and Guarantor.

“Maintenance Schedule” has the meaning set forth in Section 4.01(a)(x) hereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), prospects or condition (financial or otherwise) of Borrower; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the sooner to occur of (a) 20 years from the Facility’s Commercial Operation Date and (b) the termination of the Power Purchase Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of Borrower.

“Minimum REC Price” has the meaning set forth in Section 6.25 hereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Navy” means the United States Navy.

“NEPOOL GIS” means the New England Power Pool, the power pool created by and operating pursuant to the provisions of the RNA, or any successor to the New England Power Pool.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means each promissory note made by Borrower in favor of Lender evidencing the Loan made by Lender, substantially in the form of Exhibit A.

“Obligations” means (a) all advances to, and debts, Indebtedness, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, (b) all Swap Obligations (including Rate Management Obligations), and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any U.S. or non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any quasi-public agency, the enabling statute (or other Laws enabling such quasi-public agency) and any bylaws or comparable constitutive or governing documents of such quasi-public agency.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“O&M Agreement” means, that certain First Amended and Restated Services Agreement for SureSource 4000 Power Plant, dated August 4, 2021, by and between Project Company and FCE, as the same may be as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“O&M Reserve” means, collectively, the O&M Reserve Accounts and all O&M Reserve Funds.

“O&M Reserve Accounts” means, collectively, the Liberty O&M Reserve Account, the Amalgamated O&M Reserve Account, and, to the extent applicable, the CGB O&M Reserve Account.

“O&M Reserve Funds” means, collectively, the Liberty O&M Reserve Funds, the Amalgamated O&M Reserve Funds, and, to the extent applicable, the CGB O&M Reserve Funds.

“O&M Rollover Payment” has the meaning specified in Section 6.21(c).

“Participant” has the meaning specified in Section 10.06(d).

“Payment Date” means the last Business Day of each fiscal quarter.

“Payment Recipient” has the meaning specified in Section 9.15 (a).

“Payment Reserve Account” means an account to be opened by Borrower at Liberty Bank (or such other financial institution as Connecticut Green Bank may direct following the full satisfaction of the Senior Debt Obligations for purposes of Section 6.19), and more specifically identified in the Reserve Accounts Supplement.

“Payment Reserve Account Funds” means all cash and other sums now or hereafter deposited or contained in the Payment Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Payment Reserve Account Reserve” means, collectively, the Payment Reserve Account and all Payment Reserve Account Funds.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, quasi-public agency or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Pledge and Security Agreement to be dated as of the Closing Date, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, pursuant to which Borrower pledges its Class B Membership interests in Tax Equity Holdco in favor of Administrative Agent as second priority collateral security for the Loan.

“Power Purchase Agreement” means that certain Amended and Restated Power Purchase Agreement dated as of December 16, 2022, between Project Company and CMEEC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Project Company” means Groton Station Fuel Cell, LLC, a Connecticut limited liability company, which is a wholly--owned Subsidiary of Tax Equity Holdco.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly CGB Reserve Account Payments” has the meaning ascribed in Section 6.21(c).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“REC Contribution” has the meaning specified in Section 6.25.

“REC Hedge” means any purchase, sale, swap, hedge, or similar arrangement relating to Renewable Energy Credits.

“Register” has the meaning specified in Section 10.06(c).

“Removal Effective Date” has the meaning specified in Section 9.07(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Renewable Energy Credits” or “RECs” means energy credits for the environmental attributes associated with electric generation from a Class I or Class II renewable energy source under the renewable energy credits program established by Connecticut General Statutes Section 16-245a or any similar or successor program, in each case which are attributable to the Facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Amalgamated DSCR Reserve Balance” means that term as defined in Section 6.20(b).

"Required CGB DSCR Reserve Balance” means that term as defined in Section 6.20(c).

“Required CGB O&M Reserve Balance” means that term as defined in Section 6.21(c).

“Required Lenders” means, (a)  for matters pertaining to Sections 6.20(a) and (b) and 6.21(a) and (b), as such term is defined in the Senior Credit Agreement or (b) as otherwise used in this Agreement, the Lender.

“Required Liberty DSCR Reserve Balance” means that term as defined in Section 6.20(a).

“Required O&M Replenishment Amount” means that term as defined in Section 6.21(c)

“Reserve Accounts” means, collectively, the Payment Reserve Account, the DSCR Reserve Accounts, and the O&M Reserve Accounts.

“Reserve Accounts Supplement” means a writing executed by Borrower, Project Company, Liberty Bank, Connecticut Green Bank and Amalgamated Bank, specifying the account numbers for the Borrower’s Operating Account, the Payment Reserve Account, the Liberty DSCR Reserve Account, the Amalgamated DSCR Reserve Account, the CGB DSCR Reserve Account, the Liberty O&M Reserve Account, the Amalgamated O&M Reserve Account and the CGB O&M Reserve Account.

“Reserve Funds” means, collectively, the Payment Reserve Account Funds, the DSCR Reserve Funds, and the O&M Reserve Funds.

“Reserves” means, collectively, the Payment Reserve Account Reserve, the DSCR Reserve and, the O&M Reserve.

“Resignation Effective Date” has the meaning specified in Section 9.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer or vice president of finance and administration of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“RNA” means the Second Restated NEPOOL Agreement dated as of September 1, 1971, as amended and restated from time to time, governing the relationship among the NEPOOL participants, and any successor agreement.

“Sale and Leaseback Transaction” means, with respect to Borrower, any arrangement, directly or indirectly, with any Person whereby Borrower shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and published from time to time.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, Lender, Interest Rate Hedge Counterparty, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to this Agreement, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Security Agreement to be dated as of the Closing Date, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Senior Administrative Agent” shall mean Liberty Bank in its capacity as administrative agent and collateral agent under any of the Senior Loan Documents, or any successor administrative agent and collateral agent.

“Senior Credit Agreement” means that certain Credit Agreement dated as of even date herewith, among Borrower, Liberty Bank, as administrative and collateral agent, and the lenders party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the CGB Subordination Agreement.

“Senior Debt” means the Indebtedness evidenced by the Senior Credit Agreement and the other  Senior Loan Documents.

“Senior Debt Obligations” means (a) all advances to, and debts, Indebtedness, liabilities, obligations, covenants and duties of, any Loan Party arising under any Senior Loan Document or otherwise with respect to the Senior Debt, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Senior Debt Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Senior Loan Documents” means individually or collectively, as the context requires, the Senior Credit Agreement, the promissory notes made in favor of Liberty Bank and Amalgamated Bank, respectively, and all other documents, agreements, instruments and certificates contemplated by or executed in connection with the Senior Debt, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the CGB Subordination Agreement.

“Senior Debt Service Coverage Ratio” means, with respect to the specified period of reference, the ratio of (i) the gross cash flow of Borrower for the most recently completed Measurement Period less the sum of all expenses and required reserve deposits for such Measurement Period to (ii) the principal and interest payments made in connection with the Senior Debt Obligations for the most recently completed Measurement Period.

"Step-Down Date” has the meaning specified in Section 2.04(a).

“Sublease” means that certain Sublease Agreement dated as of January 5, 2018, between Project Company, as Tenant, and CMEEC, as Landlord, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, which is a sublease of the Navy CMEEC Lease.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (d) the Interest Rate Hedge Agreements.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions).

“Synthetic Lease Obligation” means the monetary obligation of a Person under Synthetic Lease creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Reserve Amount” means the sum of the Required Liberty DSCR Reserve Balance, the Required Amalgamated DSCR Reserve Balance, and the Required CGB DSCR Reserve Balance.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Equity Holdco” means Groton Station Fuel Cell Holdco, LLC, a Delaware limited liability company.

“Tax Equity Holdco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Tax Equity Holdco, dated as of August 4, 2021, as the same may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Threshold Amount” means $250,000.

“Total Credit Exposure” means, as to any Lender (or, if applicable, Senior Lender) at any time, the aggregate principal amount of the portion of the Loan made by such Lender (or Senior Lender, as applicable) at such time.

“Total Debt Service Coverage Ratio” means, with respect to the specified period of reference, the ratio of (i) the gross cash flow of Borrower for the most recently completed Measurement Period less the sum of all expenses and required Reserve deposits for such Measurement Period to (ii) the principal and interest payments made in connection with the Obligations and Senior Debt Obligations for the most recently completed Measurement Period.

“UCC” means the Uniform Commercial Code as in effect in the State of Connecticut; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Utilities” means, collectively, CMEEC and any other utility which is a counterparty to a Facility Document.

“Year 1 REC Hedge Requirement” has the meaning specified in Section 6.25(b).

“Year 2 REC Hedge Requirement” has the meaning specified in Section 6.25(b).

“Year 3 REC Hedge Requirement” has the meaning specified in Section 6.25(b).

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms. (a) (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Administrative Agent, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lender shall so request, the Administrative Agent, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Borrower or to the determination of any amount for Borrower on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.THE COMMITMENTS AND THE LOAN

2.01The Loan.  Subject to the terms and conditions set forth herein, Lender agrees to make the Loan to Borrower, in the amount of such Lender’s Commitment, in Dollars, on the Closing Date.

2.02Prepayments.

(a)Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  The Administrative Agent will promptly notify Lender of its receipt of each such notice.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to this Agreement Subject to Section 2.11, each such prepayment shall be distributed to Lender.  Prepayment of the Loan under this Section 2.02(a) shall be applied to the remaining installments of principal due on the Loan in the inverse order of maturity.

(b)In addition to prepayments permitted by Section 2.02(a), after the Closing Date, the following payments shall be made by Borrower to the Administrative Agent and shall be distributed to Lender in accordance with their respective Applicable Percentages:

(i)Any and all net cash proceeds of any additional Indebtedness incurred by Borrower;

(ii)In the event of any Disposition by Borrower outside the ordinary course of business or otherwise permitted under Section 7.05, an amount equal to the net proceeds of such Disposition;

(iii)In the event of any material recovery event with respect to any asset of Borrower, an amount equal to the net proceeds of such recovery event, except in the case of a material recovery event where, in accordance with the provisions of the Loan Documents, the proceeds are used by Borrower to repair or replace such asset of Borrower; and

(iv)Any and all Extraordinary Receipts.

2.03Repayment of the Loan.  Borrower shall repay the Loan to Lender as follows: (a) During the Interest Only Period, interest on the outstanding principal balance of the Loan shall be paid quarterly in accordance with Section 2.04 below, with contingent principal payments made as Cash Sweep Payments in accordance with the terms of this Agreement; and (b) upon the conclusion of the Interest Only Period, the Obligations shall be repaid in quarterly level payments (“mortgage style”) of principal and interest until the Maturity Date, with all outstanding Obligations due in full on the Maturity Date pursuant to Section 2.05 below. Each payment required hereunder shall be due on each Payment Date and shall be in the amounts set forth in Schedule 2.03.

2.04Interest.

(a)Subject to the provisions of subsection (b) below, the Loan shall bear interest as follows: (i) prior to the Step-Down Date, at 8.00% per annum, and (b) commencing on the Step-Down Date, at the lesser of (A) 8.00% per annum, and (B) the yield at the Step-Down Date for a 10-year US Treasury Note (constant maturity basis) plus 275 basis points, subject to a minimum floor of 5% per annum. For purposes hereof,  the “Step-Down Date” shall mean the date upon which Connecticut Green Bank becomes the sole lender to the project following both (y) the exit from the Tax Equity Holdco by EWB  and (z) the repayment in full of the Senior Debt Obligations.

(b)(i) If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of the Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lender (or automatically without any such request if an Event of Default under Section 8.01(f) has occurred and is continuing), such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Required Lender (or automatically without any such request if an Event of Default under Section 8.01(f) has occurred and is continuing), while any Event of Default exists (other than as set forth in clause (b)(i) and (ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on the Loan shall be due and payable in arrears on each Payment Date applicable thereto in the amounts set forth in Schedule 2.03 and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.05Repayment of the Loan at Maturity.  On the Maturity Date, Borrower shall repay all of the Obligations in full in cash.

2.06Fees and Charges.  In addition to the other fees described in this Agreement:

(a)Borrower shall pay a commitment fee of $60,000 to Lender on the Closing Date (the “Commitment Fee”); provided, however, that should Borrower request and, at Lender’s sole discretion, Lender funds any shortfall in advances of the Senior Debt (i.e., funding in less than $12,000,000 in the aggregate by the Senior Lenders), then Borrower shall pay an additional commitment fee of 0.75% of the shortfall by Senior Lenders advanced by Lender.

(b)Borrower shall pay to Administrative Agent for the benefit of Lender, a late charge equal to five percent (5.0%) of the amount of any quarterly installment of principal and/or interest which is not received by Administrative Agent within ten (10) days from and after the date such installment of principal or interest is due.

2.07Computation of Interest and Fees.  All calculations of interest shall be made on the basis of a year of 360 days, and actual days elapsed.  Interest shall accrue on the Loan for the day on which the

Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08Evidence of Debt.  The Loan shall be evidenced by one or more accounts or records maintained by Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by Lender to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of Lender made through the Administrative Agent, Borrower shall execute and deliver to Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records.  Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

2.09Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the Lender to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date(s) specified herein.  The Administrative Agent will promptly distribute to Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of Lender that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lender the amount due.  In such event, if Borrower has not in fact made such payment, then Lender agrees to repay to the Administrative Agent forthwith on demand the amount so distributed, in immediately available funds with interest thereon, for each day from and including the date on which the Administrative Agent notifies Lender of such amount to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Funding Source.  Nothing herein shall be deemed to obligate Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.10Intentionally Omitted.

2.11Defaulting Lender.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if Lender becomes a Defaulting Lender, then, until such time as Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(C)third, if so determined by the Administrative Agent and (so long as no Default or Event of Default exists) Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

(C)fourth, to the payment of any amounts owing to Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(D)fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(E)sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect to which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans owed to such Defaulting Lender until such time as all Loans are held by the Lender pro rata in accordance with the Commitments.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of the Loan of the other Lender or take such other actions as the Administrative Agent may determine to be necessary to cause the Loan to be held on a pro rata basis by Lender in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party, as the case may be, shall be entitled to make such withholding or deduction, upon the basis of information and documentation to be delivered pursuant to subsection (e) below.

(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 3.01(c)(ii) below.  A certificate as to the amount of any such payment or liability delivered to Borrower by Lender or other Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of Lender or other Recipient, shall be conclusive absent manifest error.

(ii)Without limiting the provisions of subsection (a) or (b) above, Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (B) the Borrower and the Administrative Agent, as applicable, against any Excluded Taxes attributable to Lender, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments.  Upon request by Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or the Administrative Agent, as the case may be.

(e)Status of Lender; Tax Documentation.  (i)  Lender shall deliver to Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to Lender by Borrower pursuant to this Agreement or otherwise to establish Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)executed originals of Internal Revenue Service Form W-8ECI,

(III)executed originals of Internal Revenue Service Form W-8ICI,

(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN,

(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or

(VI) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Lender shall promptly (A) notify Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to Lender.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of Lender, or have any obligation to pay to Lender, any refund of Taxes withheld or deducted from funds paid for the account of Lender.  If the Recipient determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent or Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02Intentionally Omitted.

3.03Intentionally Omitted.

3.04Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; or

(ii)subject Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender);

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of Lender or the Loan made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time upon request by delivery of a certificate pursuant to subsection (c) of this Section Error! Reference source not found., Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof)

3.05Intentionally Omitted.

3.06Intentionally Omitted.

3.07Mitigation Obligations; Replacement of Lender.

(a)Designation of a Different Lending Office. Lender may make any Loan to Borrower through any Lending Office; provided, that, the exercise of this option shall not affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.  If Lender requests compensation under Section 3.04, or Borrower is required to pay any Indemnified Taxes or additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.01, then Lender shall (at the request of Borrower), as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

(b)Replacement of Lender.  If Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amount to Lender or any Governmental

Authority for the account of Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.07(a), Borrower may replace Lender in accordance with Section 10.13.

3.08Survival.  Each party’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment, any assignment of rights by, or the replacement of, Lender, and repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE IV.CONDITIONS PRECEDENT TO LOAN

4.01Conditions of Closing.  The obligation of Administrative Agent and Lender to execute this Agreement and fund the Loans is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which (to the extent applicable) shall be (1) originals or telecopies (followed promptly by originals) unless otherwise specified, (2) duly executed by a Responsible Officer of the signing Loan Party, (3) dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (4) in form and substance satisfactory to the Administrative Agent and Lender:

(i)executed counterparts of this Agreement and all other Loan Documents to be executed on the Closing Date, sufficient in number for distribution to the Administrative Agent, each Lender and Borrower;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, which documents shall include:

(1)original certified articles of incorporation or other charter documents, as applicable, certified to be true and correct and in force and effect by a Responsible Officer (“Officer Certification”) and the appropriate Governmental Authority (“Governmental Certification”; together with the Officer Certification, the “Certifications”),

(2)copies of resolutions duly adopted by the board of directors or comparable managing body approving the Loan Documents, the transactions and authorizing execution and delivery thereof on the Closing Date and the Closing Date, as applicable (with Officer Certification),

(3)a copy of the bylaws or comparable operating agreement of each Loan Party (with Officer Certification),

(4)certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect, and

(5)an incumbency certificate (with Officer Certification);

(iv)a favorable opinion of Foley & Lardner LLP, counsel to the Loan Parties, acceptable to Administrative Agent and Lender and addressed to the Administrative Agent and Lender and which may be relied upon by their respective successors and assigns, as to matters concerning the Loan Parties and the Loan Documents as the Lender may request;

(v)a completed perfection certificate, in the form attached as Exhibit I hereto;

(vi)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements to such insurance policies naming Administrative Agent as additional insured, mortgagee, loss payee and/or lender’s loss payable, as applicable;

(vii)Uniform Commercial Code, state and federal tax lien, judgment lien, litigation and bankruptcy searches for Borrower and each other Loan Party, in such locations as may be requested by the Administrative Agent;

(viii)copies of all of the Senior Loan Documents to be executed on the Closing Date;

(ix)an authorization and consent in form and substance acceptable to Administrative Agent permitting certain third parties acceptable to Administrative Agent and Lender (A) to use FCE’s proprietary technology and all other rights and permits of FCE and (B) to perform scheduled fuel cell restacking for the Facility if FCE cannot perform or provide such services or the scheduled fuel cell restacking during the term of this Loan, which authorization and consent may be in the O&M Agreement or the Limited Guaranty;

(x)a schedule in form and substance acceptable to Administrative Agent and Lender detailing the preventative operating and maintenance related costs for the Facility, including restacking of the fuel cells (the “Maintenance Schedule”);

(xi)a reliance letter in favor of Administrative Agent and Lender for that certain engineering report, dated December 16, 2022, prepared by DAI Management Consultants, Inc., with respect to the Facility, together with a copy of such Agreement;

(xii)a progress report satisfactory to Administrative Agent and Lender indicating the steps required and milestones already achieved for the Facility to achieve Full Performance

(xiii)such other assurances, certificates, documents, consents, reliance letters or opinions as the Administrative Agent or the Lender may require.

(b)Responsible Officers.  Set forth on Schedule 4.01(b) are Responsible Officers that are permitted to sign Loan Documents on behalf of the Loan Parties, holding the offices indicated next to their respective names, as of the Closing Date.  Such Responsible Officers are the duly elected, qualified and acting officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

(c)Any fees required to be paid on or before the Closing Date shall have been paid.

(d)Unless waived by the Administrative Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent in writing) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent.

(e)Borrower shall have requested in writing that Lender make and fund their respective portions of the Loan.

(f)The representations and warranties of the Borrower and each other Loan Party contained herein and in the other Loan Documents shall be true and correct on and as of the Closing Date.

(g)No Default or Event of Default shall exist, and no Default or Event of Default would result from the making or funding of the Loans or from the application of the proceeds thereof.

(h)No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect.

(i)The construction of the Facility shall be complete, and the Facility shall be fully operational and built in accordance and in conformity with (i) the plans and specifications provided to, and approved by, Administrative Agent, CMEEC and the Navy, and (ii) all applicable Laws.

(j)(1) The “Commercial Operation Date” (as defined in the Power Purchase Agreement) shall have occurred, and Administrative Agent shall have received a copy of the “Notice of Commercial Operation” (as defined in the Power Purchase Agreement), and (2) “Final Acceptance” (as defined in the EPC Agreement) shall have occurred, and Borrower shall have provided Administrative Agent with a copy of the acknowledgement it delivered to FCE agreeing that “Final Acceptance” shall have occurred.

(k)The Administrative Agent’s receipt of the following, each of which (to the extent applicable) shall be (1) originals or telecopies (followed promptly by originals) unless otherwise specified, (2) duly executed by a Responsible Officer of the signing Loan Party, (3) dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (4) in form and substance satisfactory to the Administrative Agent and Lender:

(i)executed counterparts of all Collateral Documents in the forms attached as Exhibit E hereto, the Environmental Indemnity in the form attached hereto as Exhibit F hereto, the Limited Guaranty (executed by FCE) in the form attached as Exhibit G hereto, the CGB Subordination Agreement in the form attached hereto as Exhibit H hereto, in each case sufficient in number for distribution to the Administrative Agent, Lender and Borrower;

(ii)a Note executed by Borrower in favor of Lender;

(iii)certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have an Material Adverse Effect;

(iv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements to such insurance policies naming Administrative Agent as additional insured, mortgagee, loss payee and/or lender’s loss payee, as applicable;

(v)in connection with the delivery of the Security Agreement:

(1)proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(2)completed requests for information, dated on or before the Closing Date, listing the financing statements referred to in clause (1) above and all other effective financing statements filed in the jurisdictions referred to in clause (1) above that name any Loan Party as debtor, together with copies of such other financing statements;

(3)evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(vi)Uniform Commercial Code, state and federal tax lien, judgment lien, litigation and bankruptcy searches for Borrower and each other Loan Party of a date not more than thirty (30) days prior than the Closing Date, in such locations as may be requested by the Administrative Agent;

(vii)releases and/or termination statements for all Liens on Borrower or the Collateral as of the Closing Date;

(viii)all original membership interest certificates evidencing the Equity Interests of the Borrower;

(ix)a schedule in form and substance acceptable to Administrative Agent detailing the preventative operating and maintenance costs for the Facility; and

(x)such other assurances, certificates, documents, consents, reliance letters or opinions as the Administrative Agent or the Lender may require.

(l)Neither CMEEC, Tax Equity Holdco, the Project Company, nor FCE shall have instituted or consented to the institution of any proceeding under any Debtor Relief Law; or made an assignment for the benefit of creditors; or applied for or consented to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, and no receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer shall have been so appointed without the application or consent of such Person; no proceeding under any Debtor Relief

Law relating to such Person or to all or any material part of its property shall have been instituted without the consent of such Person.

(m)Any fees required to be paid on or before the Closing Date shall have been paid.

(n)Each of the Reserves shall have been established and funded in accordance with this Agreement.

(o)A financial model that is a projection of operating results for the Facility, showing the Borrower's reasonable good faith estimates, as of the Closing Date, of revenue, operating expenses and sources and uses of revenues with respect to the Facility over the forecast period and containing assumptions reasonably satisfactory to the Administrative Agent and the Lender (in consultation with DAI), which projection shall show that the ratio of (i) the annual gross cash flow paid to Borrower under the Power Purchase Agreement and from the sale of Renewable Energy Credits through contracts entered into prior to the date hereof less the total annual operating costs of the Facility, including the mandatory deposits into the Reserves, to (ii) the annual principal and interest payments made in connection with the Obligations is not less than 1.30:1.00.

(p)Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent in writing) to the extent invoiced prior to or on the Closing Date.

(t)The Reserve Accounts Supplement executed by Borrower, Liberty Bank, Connecticut Green Bank and Amalgamated Bank.

(u)an engineering report and certification in form and substance acceptable to Administrative Agent from DAI, that (A) the Facility is complete, fully operational and built in accordance and in conformity with (x) the plans and specifications provided to, and approved by, Administrative Agent, CMEEC and the Navy, and (y) all applicable Laws, (B) the Borrower has obtained all approvals, consents, licenses and permits necessary or required for the construction, installation, operation and maintenance of the Facility, (C) the Facility will produce the level of power for which it is rated and the restacking schedule provided by Borrower hereunder  is adequate to accomplish such production of power, and (D) the O&M Reserve is adequate to fund all anticipated operations and maintenance costs, including the completion of a restacking of all fuel cells and fuel cell modules at the Facility at an estimated aggregate cost of $29,315,000 in 2030 and 2037.

(v)all of the Facility Documents, and all other agreements, contracts, permits, licenses, authorizations, consents and approvals necessary or required to own, construct, install, develop, operate, manage, use and maintain the Facility, including, without limitation, all approvals of the Navy (collectively, the “Permits and Contracts”) shall be have been entered into, obtained and/or received by Borrower, shall not have been terminated, shall be in full force and effect, and shall be in form and substance satisfactory to the Administrative Agent and the Lender; and Administrative Agent shall have been provided copies of each of the Facility Documents.

For purposes of determining compliance with the conditions specified in this Section 4.01, Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lender unless the Administrative Agent shall have received notice from Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and Lender that:

5.01Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any of the Facility Documents, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as limited by general principles of equity and Debtor Relief Laws.

5.05Financial Statements; No Material Adverse Effect.

(a)Since the date of the last financial statements delivered by Borrower to the Administrative Agent or Lender, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(b)The consolidated forecasted statements of income and cash flows of Borrower delivered pursuant to Section 6.01(a) and (b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and performance.

5.06Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of its properties or revenues that (a) relate to this Agreement or any other Loan Document, or the Facility, or any of the transactions contemplated hereby, and (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07No Default.  Borrower is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens.  Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Borrower is subject to no Liens, other than Liens permitted by Section 7.01.

5.09Environmental Compliance.  Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Insurance.  The Borrower and its properties are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates.

5.11Taxes.  Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Borrower that would, if made, have a Material Adverse Effect.

5.12ERISA Compliance.

(a)Borrower has no Plans or Pension Plans.

(b)Each Plan of each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan of each ERISA Affiliate that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(c)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan of any ERISA Affiliate that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan of any ERISA Affiliate that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)(i) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan of an ERISA Affiliate; (ii) each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan of each ERISA Affiliate, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan of an ERISA Affiliate, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan of any ERISA Affiliate has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan of an ERISA Affiliate.

(e)No ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.13Subsidiaries; Equity Interests.  Borrower has no Subsidiaries.  Borrower has no equity investments in any other corporation or entity other than the Tax Equity Holdco.  Set forth on Schedule 5.13 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation and its chief executive office.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Administrative Agent is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14Margin Regulations; Investment Company Act.

(a)Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U, T or X of the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)None of Borrower or any Person Controlling Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure. Borrower has disclosed to the Administrative Agent and Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material

Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16Compliance with Laws.  Borrower is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17Taxpayer Identification Number.  Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable second priority Lien (subject only to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Upon the filing of UCC financing statements in accordance with Section 5.21 and, if applicable, upon the taking of possession or control by the Administrative Agent of the Collateral that is the subject of the Security Agreement, the Pledge Agreement, or the Deposit Account Security Agreement with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement, the Pledge Agreement, and/or the Deposit Account Security Agreement), the Liens created by the Security Agreement, the Pledge Agreement, and the Deposit Account Security Agreement shall constitute second priority perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral that is the subject of the Security Agreement, the Pledge Agreement, and the Deposit Account Security Agreement (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by such filings, possession or control), in each case subject to no Liens other than Liens permitted by Section 7.01.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens. Following the full repayment of the Senior Debt Obligations, Lender and/or Administrative Agent for the benefit of Lender, as the case may be, shall automatically obtain a first priority perfected Lien in all Collateral without the need to take any additional action in order to obtain such first priority status.

5.19Intellectual Property; Licenses, Etc.  Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its business, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20Solvency.  Each Loan Party is Solvent.  “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.21Rights in Collateral; Priority of Liens.  Each Loan Party owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than Liens permitted by Section 7.01.  Upon the proper filing of UCC financing statements and the taking of the other actions required by the Lender or the law, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable, second, prior and perfected Liens on the Collateral in favor of Administrative Agent, for the ratable benefit the Secured Parties. Following the satisfaction of the Senior Debt Obligations, Lender and/or Administrative Agent for the benefit of Lender, as the case may be, shall automatically obtain a first priority perfected Lien in all Collateral without the need to take any additional action in order to obtain such first priority status.

5.22Sanctions Concerns.

(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction.

(b)Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)Patriot Act.  The Loan Parties, their Subsidiaries, and, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, are in compliance with the Act.

5.23The Facility.

(a)No authorization, approval, consent of, and no filing, notice, certification or registration with FERC or the CT PURA is required for Borrower’s or FCE’s execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement or the other Loan Documents, or the performance of its obligations under this Agreement or the other Loan Documents.

(b)Except as may result from the exercise of remedies under this Agreement, neither Administrative Agent, Lender nor any “affiliate” (as that term is defined in Section 1262(1) of the Public Utility Company Holding Act) of Administrative Agent or Lender will, solely as a result of the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement and the other Loan Documents, or the performance of obligations under this Agreement or the other Loan Documents, including, without limitation, Borrower’s ownership, construction and operation of the Facility prior to the repayment of all Obligations, be subject to, or not exempt from, regulation by FERC or the CT PURA.

(c)On and as of the Closing Date, (i) the Commercial Operation Date (as defined in the Power Purchase Agreement) has occurred, and (ii) all conditions precedent for CMEEC’s obligation to purchase “Electricity Output” (as defined in and as more fully set forth in the Power Purchase Agreement) have been satisfied.

(d)To Borrower’s knowledge, Borrower is not in default under any of the Facility Documents.

ARTICLE VI.AFFIRMATIVE COVENANTS

On and after the Closing Date, and for so long as any Obligation hereunder shall remain unpaid or unsatisfied, Borrower agrees that, and Borrower shall:

6.01Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and Lender:

(a)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending October 31, 2023), a balance sheet of Borrower as at the end of such fiscal year, and the related statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared on an accrual basis in accordance with GAAP;

(b)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of FCE (commencing with the fiscal year ended October 31, 2023), a consolidated and consolidating balance sheet of FCE and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated changes in shareholders’ equity and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared on an accrual basis in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (it being acknowledged that KPMG is acceptable to the  Lender), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(c)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Tax Equity Holdco (commencing with the fiscal year ended October 31, 2023), a consolidated and consolidating balance sheet of Tax Equity Holdco and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated changes in shareholders’ equity and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared on an accrual basis in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (it being acknowledged that KPMG is acceptable to the Lender), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(d)as soon as available, but in any event within sixty  (60) days after the end of each of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2023), a balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower, subject only to normal year-end audit adjustments and the absence of footnotes;

(e)as soon as available, but in any event within sixty (60) days after the end of each of each fiscal quarter of each fiscal year of FCE (commencing with the fiscal quarter ended September 30, 2023), a consolidated and consolidating balance sheet of FCE and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of FCE’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of FCE as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of FCE and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes;

(f)as soon as available, but in any event within sixty (60) days after the end of each of each fiscal quarter of each fiscal year of Tax Equity Holdco (commencing with the fiscal quarter ended September 30, 2023), a consolidated and consolidating balance sheet of Tax Equity Holdco and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Tax Equity Holdco’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of Tax Equity Holdco as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Tax Equity Holdco and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes; and

(g)as soon as available, but in any event within fifteen (15) days of filing, copies of the state and federal tax returns of Borrower.

6.02Certificates; Other Information.  Deliver to the Administrative Agent and Lender, in form and detail satisfactory to the Administrative Agent and the Lender:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), (c), (d), (e), and (f), a duly completed Compliance Certificate signed by the chief executive officer, president or chief financial officer of Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted or prepared by Borrower’s independent accountants in connection with the accounts or books of Borrower, or any audit of Borrower;

(c)within one hundred twenty (120) days after the end of each fiscal year of Borrower, a schedule from FCE detailing the preventative operating and maintenance related costs for the Facility, including the restacking of the fuel cells at the Facility, which schedule shall be in form and content satisfactory to Administrative Agent;

(d)within one hundred twenty (120) days after the end of each fiscal year of Borrower, a report detailing the amount of carbon dioxide emitted by the Facility during such fiscal year (the “Annual Carbon Emissions”);

(e)within one hundred twenty (120) days after the end of each fiscal year of Borrower, an updated Maintenance Schedule;

(f)concurrently with the carbon emissions report referred to in Section 6.02(d), evidence of compliance with the requirements set forth in Section 6.23; and

(g)promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any other Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower or FCE posts such documents, or provides a link thereto on Borrower’s or FCE’s website on the Internet at the website address listed on Schedule 10.02, if any; or (ii) on which such documents are posted on Borrower’s or FCE’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lender (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its securities, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lender shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent and Lender to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03Notices.  Promptly notify the Administrative Agent and Lender:

(a)of the occurrence of any Default or Event of Default or a default or event of default under the Loan Documents or Senior Loan Documents;

(b)of the occurrence of any Default or Event of Default or a default or event of default or breach by any member under the Tax Equity Holdco LLC Agreement;

(c)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under any Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(d)of the occurrence of any ERISA Event;

(e)of any material change in accounting policies or financial reporting practices by Borrower;

(f)of any notices of which Borrower becomes aware of any default, termination or other dispute or claim given under a Facility Document (including, without limitation, any notice to any Person that a “Termination Payment” (as defined in the Power Purchase Agreement) is due);

(g)of an event of “Force Majeure” (as defined in the Power Purchase Agreement) of which Borrower becomes aware that prevents or substantially impairs the delivery of “Electricity Output” (as defined in the Power Purchase Agreement) from the Facility in the quantities originally projected, which continues for a period of at least six (6) consecutive months;

(h)if the Facility goes offline, ceases operations or the generation of electricity, or is damaged or destroyed, or if a “System Loss” (as defined in the Power Purchase Agreement) occurs (together with a calculation of the percentage of the Facility which has been destroyed);

(i)of a proposed removal of the “Managing Member” (as defined in the Tax Equity Holdco LLC Agreement) of Tax Equity Holdco; and

(j)the execution of any amendment, modification or waiver of or supplement to any Senior Loan Document, together with a copy thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating, to Borrower’s knowledge, what action is being taken or proposed to be taken with respect thereto, and shall contain copies of all information, notices, and other documentation giving rise to such notice.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization; and (b) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties. (a) Maintain, preserve and protect all licenses, patents, franchises, trademarks and trade names of Borrower; (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies which are not Affiliates of Borrower, insurance with respect to casualty events, business interruption, its properties and business against loss, damage or interruption of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and (b) provide to Administrative Agent, upon request, evidence satisfactory to Administrative Agent that all insurance required under this Agreement and the other Loan Documents is in effect.  The Administrative Agent shall be listed as an additional insured on all of Borrower’s liability policies and as a loss payee, lender’s loss payee or mortgagee, as applicable and as requested by Administrative Agent, on all of Borrower’s property policies.

6.08Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property including without limitation the Act, OFAC and all Environmental Laws, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower.

6.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (including leased properties) and the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that, so long as no Event of Default has occurred or is continuing, Administrative Agent and each Lender will not exercise their rights under this Section 6.10 more than once per calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11Use of Proceeds. Use the proceeds of the Loan to repay the $3,000,000 “B Loan” (as such term is defined pursuant to that certain loan agreement for an amount of $5,873,188.45 entered into by FCE and Connecticut Green Bank dated March 5, 2013 (the “Bridgeport Loan Agreement”)) made by Connecticut Green Bank pursuant to an amendment to the Bridgeport Loan Agreement dated on or about December 19, 2019 including any accrued interest and fees due and payable pursuant to the B Loan, pay the Commitment Fee, fund all Reserves accounts set forth herein and required hereunder, and thereafter, distributed by Borrower to Sponsor or other affiliates or otherwise utilized by Borrower in its discretion.

6.12Additional Guarantors. Notify the Administrative Agent at the time that any Person becomes a Subsidiary of the Borrower in accordance with Section 7.20, and promptly thereafter (and in any event within 30 days), unless otherwise notified in writing by the Administrative Agent, cause such Person to (or, if prior to the Closing Date, obligate such Person to do the following on the Closing Date) (a) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (i), (ii), and (iii) of Section 4.01(a), and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13Collateral Records. To execute and deliver promptly, upon written request, to Administrative Agent and each Lender, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent or Lender may reasonably require designating, identifying or describing the Collateral.  The failure by Borrower or any other Loan Party, however, to promptly give Administrative Agent or Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Administrative Agent’s security interest on the Collateral.

6.14Further Assurances.

(a)Promptly upon request by the Administrative Agent, or Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) on and after the Closing Date, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may require from time to time in order to (A) the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, and (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

(b)To, and to cause each other Loan Party to, (i) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (ii) on and after the Closing Date, comply with the requirements of all applicable Laws in order to grant to the Administrative Agent valid and perfected second priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving the Administrative Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a UCC financing statement with respect to such investment property, and (iii) do whatever the Administrative Agent may request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof on and after the Closing Date; cooperating with the Administrative Agent’s representatives; keeping stock records; and, paying claims which might, if unpaid, become a Lien on the Collateral.  The Administrative Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.

6.15Facility Documents. Perform, observe, comply with and enforce all of the provisions of the Facility Documents, subject to any applicable cure rights.

6.16Intentionally Omitted.

6.17Operating Accounts. Maintain its primary operating account at Liberty Bank at all times (the primary operating account of Borrower being Borrower’s Operating Account).

6.18The Reserve Accounts Generally.

(a)Liability for Obligations Unaffected. The funding of the Reserve Accounts or the insufficiency of Reserve Funds in the Reserve Accounts (or any one of them) shall not relieve Borrower of its obligation to make all payments required under the Loan Documents as and when such payments are due.

(b)Liens, Etc. The Reserve Accounts shall be under the control of Administrative Agent, and Administrative Agent shall have the sole right to make withdrawals from the Reserve Accounts.  Neither Borrower, nor any other Person (whether claiming on behalf of or through Borrower or otherwise) shall have any right or authority, whether express or implied, to make use of, or withdraw any funds, investments or other properties from, the Reserve Accounts, or to give any instructions with respect to the Reserve Accounts, except with respect to funds in the O&M Reserve Accounts in accordance with Section 6.21 hereof and except with respect to funds in the Payment Reserve Account in accordance with Section 6.19.  Borrower shall take all actions, and execute all additional documents and instruments (including, without limitation, deposit account control agreements), which are necessary to maintain in favor of Administrative Agent a perfected second priority security interest and Lien in and to the Reserve Accounts and the Reserve Funds.  The Reserve Accounts and the Reserve Funds are additional security for the Obligations.  Borrower shall not further pledge, assign, hypothecate or grant any security interest in or to the Reserve Accounts or the Reserve Funds, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.

(c)Costs and Expenses.  All costs and expenses for establishing and maintaining the Reserve Accounts (or any successors thereto) shall be paid by Borrower.  All income and gains from the Reserve Accounts shall be retained in the applicable Reserve Account.

(d)Remedies.  Upon and during the continuance of an Event of Default, Administrative Agent may, with the consent of, or shall, at the request of, Lender (such consent or request to be in Lender’s sole and absolute discretion), without notice to or the consent of Borrower, apply all or any portion of the Reserve Funds toward the payment of the Obligations, regardless of whether the Obligations have been accelerated and/or such Obligations are then due and payable, in accordance with Section 8.03, and/or exercise all other rights and remedies available to Administrative Agent at law or in equity.

6.19Payment Reserve Account; Cash Management.

(a)Establishment of Payment Reserve Account.  On or prior to the Closing Date, Borrower shall open and thereafter at all times maintain the Payment Reserve Account at Liberty Bank (or, following the full satisfaction of the Senior Debt Obligations, such other financial institution as Connecticut Green Bank may direct), and shall at all times deposit, or cause to be deposited (via direct deposit or otherwise), all of its gross revenue and gross income into the Payment Reserve Account, including but not limited to the payments required to be made by FCE pursuant to the terms of the Limited Guaranty.  On and after the Closing Date, there shall be no other accounts maintained by Borrower or any other Person into which any revenues or income of Borrower shall be deposited, and neither Borrower nor any other Person shall open any other such account with respect to the deposit or direct deposit of any revenue or income of the Borrower.  On and after the Closing Date, until deposited into the Payment Reserve Account, all revenue and income held by or on behalf of Borrower shall be deemed to be held in trust by Borrower for the benefit of Administrative Agent on behalf of the Secured Parties and shall not be commingled with any other funds or property of Borrower or any other Person.

(b)Cash Management Provisions.

(i)On and after the Closing Date, provided no Event of Default has occurred or is continuing, funds then on deposit in the Payment Reserve Account shall be allocated and disbursed by Senior Administrative Agent for priorities FIRST through THIRD and SIXTH on each Payment Date in the amounts determined by Senior Administrative Agent and in the order of priority set forth below and Administrative Agent shall provide written notice to Borrower (no later than five (5) Business Days after each Payment Date) setting forth the amounts of each such disbursement and substantiation for such amounts.  For priorities FOURTH through TWELFTH except SIXTH, below, a Withdrawal Certificate in the form attached hereto as Exhibit K shall be submitted by the Borrower to the Senior Administrative Agent instructing the Senior Administrative Agent to withdraw and transfer from the Payment Reserve Account (or retain in the Payment Reserve Account) the amounts specified in such Withdrawal Certificate on the date specified in such Withdrawal Certificate (which shall be a Payment Date), to the payees and the accounts and in the amounts specified in such Withdrawal Certificate in accordance with the priorities below applicable to such Payment Date, and upon the Senior Administrative Agent’s receipt of such Withdrawal Certificate, the Senior Administrative Agent shall make such withdrawals and transfers (or retention of such funds) in accordance with the instructions set forth therein on the applicable Payment Date, in each case, to the extent adequate funds are available in the following amounts and in the following amounts and in the following order of priority:

(A)FIRST, to Senior Administrative Agent, in the amount sufficient to pay all payments of fees, expenses, and other charges then due in connection with the Senior Debt Obligations;

(B)SECOND, to the Senior Administrative Agent, for the ratable benefit of the Senior Lenders, in the amount sufficient to pay all accrued but unpaid interest then due on the Senior Debt Obligations;

(C)THIRD, to the Senior Administrative Agent, for the ratable benefit of the Senior Lenders, in the amount sufficient to pay all outstanding principal then due on the Senior Debt Obligations;

(D)FOURTH, to the Lender and Senior Lenders, as applicable, for deposit into the respective DSCR Reserve Accounts in an amount set forth on the Withdrawal Certificate sufficient to satisfy the Target Reserve Amount;

(E)FIFTH, to each of Liberty and Amalgamated, in the amount set forth on the Withdrawal Certificate sufficient to pay all required deposits, including the Quarterly Liberty O&M Reserve Account Payment and Quarterly Amalgamated O&M Reserve Account Payment, into the O&M Reserve Account in accordance with the terms and conditions of Section 6.21(a) and 6.21(b), and, after the Senior Debt Obligations have been satisfied in full, to CGB in the amount sufficient to pay all required deposits, including the Quarterly CGB O&M Reserve Account Payment into the O&M Reserve Account in accordance with the terms and conditions of Section 6.21(c);

(F)SIXTH, to the Senior Administrative Agent, for the ratable benefit of the Senior Lenders, in an amount sufficient to satisfy any mandatory prepayments on the Obligations;

(G)SEVENTH, to Administrative Agent for the benefit of Connecticut Green Bank, in the amount set forth on the Withdrawal Certificate sufficient to pay all payments of fees, expenses, and other charges then due in connection with the Obligations, to the extent permitted by the CGB Subordination Agreement;

(H)EIGHTH, to Administrative Agent for the benefit of Connecticut Green Bank, in the amount set forth on the Withdrawal Certificate sufficient to pay all payments of accrued but unpaid interest then due in connection with the Obligations, to the extent permitted by the CGB Subordination Agreement;

(I)NINTH, to Administrative Agent for the benefit of Connecticut Green Bank, in the amount set forth on the Withdrawal Certificate sufficient to pay scheduled payments of principal then due on the Obligations, to the extent permitted by the CGB Subordination Agreement; and

(J)TENTH, for deposit into the CGB DSCR Reserve Account for the benefit of Connecticut Green Bank, in its capacity as administrative and collateral agent, in the amount set forth on the Withdrawal Certificate sufficient to satisfy the Required CGB DSCR Reserve Balance (as such term is defined in Section 6.20(c) hereof);

(K)ELEVENTH, to Connecticut Green Bank, in the amount set forth on the Withdrawal Certificate sufficient to satisfy any mandatory prepayments on the Obligations, including, without limitation, any Cash Sweep Payments to the extent permitted by the CGB Subordination Agreement; and

(L)TWELFTH, provided that no Event of Default has occurred and is continuing, to Borrower’s Operating Account on the last day of each fiscal quarter of Borrower in an amount set forth on the Withdrawal Certificate.  For the avoidance of doubt, Borrower shall be permitted to withdraw funds from such account to make distributions in an amount set forth on the Restricted Payment Certificate subject to the terms of the CGB Subordinated Loan Documents and Section 7.06 of this Agreement.

(ii)If an Event of Default shall have occurred and be continuing, then Administrative Agent may, with the consent of, or shall, at the request of, the Lender (such consent or request to be in the Lender’s sole and absolute discretion), without notice to or the consent of Borrower, apply all or any portion of the Payment Reserve Account Funds (A) in the amounts and in the order of priority set forth in Section 6.20(b)(i) or such other order of priority as the Lender may direct, or (B) toward the payment of the Obligations, regardless of whether the Obligations have been accelerated and/or such Obligations are then due and payable, in accordance with Section 8.03.

6.20DSCR Reserve Accounts.

(a)Liberty DSCR Reserve Account.  On or prior to the Closing Date, Borrower shall open and thereafter at all times maintain the Liberty DSCR Reserve Account.  On the Closing Date, the Liberty DSCR Reserve Account shall have a cash balance of $830,000, and thereafter, the Liberty DSCR Reserve Account shall at all times have a cash balance (the “Required Liberty DSCR Reserve Balance”) equal to (i) for the period from the Closing Date through the Full Performance Date, $830,000, and (ii) on and after the Full Performance Date, the greater of (A) $415,000 less the amount of any Liberty DSCR Reserve Funds released by Senior Administrative Agent from the Liberty DSCR Reserve Account with the consent, or at the request, of the Required Lenders (as such term is defined in the Senior Credit Agreement), and (B) the amount sufficient to pay fifty percent (50%) of the aggregate principal and interest payments due in connection with the Senior Debt Obligations in the succeeding six (6) months.  Within five (5) Business Days following the Full Performance Date, any funds in the Liberty DSCR Reserve Account in excess of the Required Liberty DSCR Reserve Balance will be released into Borrower’s Operating Account. If the Liberty DSCR Reserve Account does not have the Required Liberty DSCR Reserve Balance (such insufficiency in balance, a “Liberty DSCR Reserve Account Deficiency”), then, (i) subject to Section 6.19(b)(ii), on the next succeeding Payment Date, an amount equal to the Liberty DSCR Reserve Account Deficiency shall be deposited by Senior Administrative Agent into the Liberty DSCR Reserve Account in accordance with Section 6.19(b)(i), and (ii) if there are insufficient Payment Reserve Account Funds for Senior Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Liberty DSCR Reserve Account an amount equal to the Liberty DSCR Reserve Account Deficiency.

(b)Amalgamated DSCR Reserve Account.  On or prior to the Closing Date, Borrower shall open and thereafter at all times maintain the Amalgamated DSCR Reserve Account.  On the Closing Date, the Amalgamated DSCR Reserve Account shall have a cash balance of $830,000, and thereafter, the Amalgamated DSCR Reserve Account shall at all times have a cash balance (the “Required Amalgamated DSCR Reserve Balance”) equal to (i) for the period from the Closing Date through the Full Performance Date, $830,000, and (ii) on and after the Full Performance Date, the greater of (A) $415,000 less the amount of any Amalgamated DSCR Reserve Funds released by Senior Administrative Agent from the

Amalgamated DSCR Reserve Account with the consent, or at the request, of the Required Lenders (as such term is defined in the Senior Credit Agreement), and (B) the amount sufficient to pay fifty percent (50%) of the aggregate principal and interest payments due in connection with the Senior Debt Obligations in the succeeding six (6) months.  Within five (5) Business Days following the Full Performance Date, any funds in the Amalgamated DSCR Reserve Account in excess of the Required Amalgamated DSCR Reserve Balance will be released into Borrower’s Operating Account. If the Amalgamated DSCR Reserve Account does not have the Required Amalgamated DSCR Reserve Balance (such insufficiency in balance, a “Amalgamated DSCR Reserve Account Deficiency”), then, (i) subject to Section 6.19(b)(ii), on the next succeeding Payment Date, an amount equal to the Amalgamated DSCR Reserve Account Deficiency shall be deposited by Senior Administrative Agent into the Amalgamated DSCR Reserve Account in accordance with Section 6.19(b)(i), and (ii) if there are insufficient Payment Reserve Account Funds for Senior Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Amalgamated DSCR Reserve Account an amount equal to the Amalgamated DSCR Reserve Account Deficiency.

(c)CGB DSCR Reserve Account. On or prior to the Closing Date, Borrower shall open and thereafter at all times maintain the CGB DSCR Reserve Account.  On the Closing Date, the CGB DSCR Reserve Account shall have a cash balance of $320,000, and thereafter, the CGB DSCR Reserve Account shall at all times have a cash balance (the “Required CGB DSCR Reserve Balance”) equal to the greater of (i) $320,000 less the amount of any CGB DSCR Reserve Funds released by Administrative Agent from the CGB DSCR Reserve Account with the consent, or at the request, of the Lender, and (ii) the amount sufficient to pay one hundred percent (100%) of the principal and interest payments due in connection with the Obligations in the succeeding six (6) months.  If the CGB DSCR Reserve Account does not have the Required CGB DSCR Reserve Balance (such insufficiency in balance, a “CGB DSCR Reserve Account Deficiency”), then, (i) subject to Section 6.19, on the next succeeding Payment Date, an amount equal to the CGB DSCR Reserve Account Deficiency shall be deposited by Administrative Agent into the CGB DSCR Reserve Account in accordance with Section 6.19,  if there are insufficient Payment Reserve Account Funds for Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the CGB DSCR Reserve Account an amount equal to the CGB DSCR Reserve Account Deficiency.

(d)Release of DSCR Reserve Funds.  Funds in the CGB DSCR Reserve Accounts will be disbursed with the consent of, or at the request of, the Lender (such consent or request to be in the Lender’ sole and absolute discretion), to the extent permitted by the CGB Subordination Agreement.

6.21O&M Reserves.

(a)Liberty O&M Reserve Account.  On or prior to the Closing Date, Borrower shall cause Project Company to open and thereafter at all times maintain the Liberty O&M Reserve Account.  On the Closing Date, the Liberty O&M Reserve Account shall have a cash balance of $3,250,000).  The Liberty O&M Reserve Account shall at all times have a cash balance (the “Required Liberty O&M Reserve Balance”) equal to (i) $3,250,000 (ii) plus, Quarterly Liberty O&M Reserve Account Payments less (iii) the amount of any Liberty O&M Reserve Funds released by Senior Administrative Agent from the Liberty O&M Reserve Account with the consent, or at the request, of the Required Lenders (as such term is defined in the Senior Credit Agreement), and, to the extent required by the Interparty Agreement, EWB.  Borrower shall make quarterly deposits, each in an amount equal to $101,100, into the Liberty O&M Reserve Account on each Payment Date after the Closing Date until the amount in the Liberty O&M Reserve Account equals at least $5,439,500 (the “Quarterly Liberty O&M Reserve Account Payment”). If the Liberty O&M Reserve Account does not have the Required Liberty O&M Reserve Balance (such insufficiency in balance, a “Liberty O&M Reserve Account Deficiency”), (i) subject to Section 6.19(b)(ii), on the next succeeding

Payment Date, an amount equal to the Liberty O&M Reserve Account Deficiency shall be deposited by Senior Administrative Agent into the Liberty O&M Reserve Account in accordance with Section 6.19(b)(i), and (ii) if there are insufficient Payment Reserve Account Funds for Senior Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Liberty O&M Reserve Account an amount equal to the Liberty O&M Reserve Account Deficiency.

(b)Amalgamated O&M Reserve Account.  On or prior to the Closing Date, Borrower shall cause Project Company to open and thereafter at all times maintain the Amalgamated O&M Reserve Account.  On the Closing Date, the Amalgamated O&M Reserve Account shall have a cash balance of $3,250,000.  The Amalgamated O&M Reserve Account shall at all times have a cash balance (the “Required Amalgamated O&M Reserve Balance”) equal to (i) $3,250,000 plus Quarterly Amalgamated O&M Reserve Account Payments (ii) less (iii) the amount of any Amalgamated O&M Reserve Funds released by Senior Administrative Agent from the Amalgamated O&M Reserve Account with the consent, or at the request, of the Required Lenders (as such term is defined in the Senior Credit Agreement), and, to the extent required by the Interparty Agreement, EWB.  Borrower shall make quarterly deposits, each in an amount equal to $101,100, into the Amalgamated O&M Reserve Account on each Payment Date after the Closing Date until the amount in the Amalgamated O&M Reserve Account equals at least $5,439,500 (the “Quarterly Amalgamated O&M Reserve Account Payment”).  If the Amalgamated O&M Reserve Account does not have the Required Amalgamated O&M Reserve Balance (such insufficiency in balance, a “Amalgamated O&M Reserve Account Deficiency”), (i) subject to Section 6.19b)(ii), on the next succeeding Payment Date, an amount equal to the Amalgamated O&M Reserve Account Deficiency shall be deposited by Senior Administrative Agent into the Amalgamated O&M Reserve Account in accordance with Section 6.19(b)(i), and (ii) if there are insufficient Payment Reserve Account Funds for Senior Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Amalgamated O&M Reserve Account an amount equal to the Amalgamated O&M Reserve Account Deficiency.

(c)CGB O&M Reserve Account. On the business day immediately preceding the satisfaction of the Senior Debt Obligations, Borrower shall cause Project Company to open and thereafter at all times maintain the CGB O&M Reserve Account.  On the date the CGB O&M Reserve Account is opened, the aggregate outstanding cash balances of the Amalgamated O&M Reserve Account and the Liberty O&M Reserve Account on such date shall be deposited into the CGB O&M Reserve Account (the “O&M Rollover Payment”). In the event that any funds from the Amalgamated O&M Reserve Account or the Liberty O&M Reserve Account have been used to purchase the Class A Membership Interest (as defined in the Interparty Agreement) or pay the Senior Debt Obligations, in each case in accordance with Section 3 of the Interparty Agreement, then, not more than ten (10) days from the date the CGB O&M Reserve Account is opened, Borrower shall deposit an aggregate cash amount equal to the amounts used for the purchase of the Class A Membership Interest and/or payment of the Senior Debt Obligations (collectively, the “Required O&M Replenishment Amount”). The CGB O&M Reserve Account shall at all times have a cash balance (the “Required CGB O&M Reserve Balance”) equal to (i) the sum of the O&M Rollover Payment and the Required O&M Replenishment Amount  plus (ii) Quarterly CGB Reserve Account Payments, less (iii) the amount of any CGB O&M Reserve Funds released by Administrative Agent from the CGB O&M Reserve Account with the consent, or at the request, of the Lenders and, to the extent required by the Interparty Agreement, EWB.  Borrower shall make equal quarterly deposits such that the aggregate contribution for the applicable year shall equal the required contribution amount set forth in  Schedule 6.21(c) attached hereto for the applicable year, into the CGB O&M Reserve Account on each Payment Date after the CGB O&M Reserve Account is opened until the amount in the CGB O&M Reserve Account equals at least $10,879,000 (the “Quarterly CGB O&M Reserve Account Payment”).  If the CGB O&M Reserve Account does not have the Required CGB O&M Reserve Balance (such insufficiency in balance, a “CGB O&M

Reserve Account Deficiency”), (i) subject to Section 6.19, on the next succeeding Payment Date, an amount equal to the CGB O&M Reserve Account Deficiency shall be deposited by Administrative Agent into the CGB O&M Reserve Account in accordance with Section 6.19, and (ii) if there are insufficient Payment Reserve Account Funds for Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the CGB O&M Reserve Account an amount equal to the CGB O&M Reserve Account Deficiency.

(d)Release of O&M Reserve Funds.  Funds in the O&M Reserve Accounts will be disbursed (i) as long as EWB holds an equity interest in Tax Equity Holdco, as set forth in the Interparty Agreement and (ii) at all other times (A) as needed by the Project Company to pay for fuel cell or module restacking or replacement including, without limitation, to pay outstanding principal on the Obligations on the Maturity Date; provided, that in no event shall Senior Administrative Agent (or, following full satisfaction of the Senior Debt Obligations, Administrative Agent) release any O&M Reserve Funds in connection with a fuel cell or module restacking or replacement unless (1) DAI has inspected the fuel cell modules at the Facility and provided Senior Administrative Agent (or, following full satisfaction of the Senior Debt Obligations, Administrative Agent) with a written certification that a restacking or replacement of all fuel cells contained in each of such fuel cell modules has occurred and (2) the Required Lenders have reviewed and approved all invoices and draw requests and/or requisitions in connection with such replacement or restacking, (B) to pay outstanding principal on the Obligations on the Maturity Date, and (C) in all other cases with the consent or at the request of the Required Lenders (such consent or request to be in the Required Lender’s sole and absolute discretion).  All disbursements of O&M Reserve Funds prior to the satisfaction of the Senior Debt Obligations shall be made from the Liberty O&M Reserve Account and the Amalgamated O&M Reserve Account on a pro rata basis and, after the satisfaction of the Senior Debt Obligations, from the CGB O&M Reserve Account.

6.22CMEEC-Navy Lease.  Ensure that CMEEC has complied with all obligations, covenants and terms of the CMEEC-Navy Lease, subject to applicable cure rights.

6.23Reserved.

6.24Tax Equity Holdco. Borrower shall exercise its right to acquire the Class A Member’s Membership Interests pursuant to the terms and conditions of the Tax Equity Holdco LLC Agreement during the ninety (90) day period beginning on the Flip Point (under and as defined in the Tax Equity Holdco LLC Agreement).

6.25Renewable Energy Credits.

(a)REC Contribution. On an annual basis, to the extent RECs produced by the Facility shall not realize payments on average to Borrower of at least $14 per Renewable Energy Credit (the “Minimum REC Price”), FCE will undertake an annual contribution to Borrower equivalent to any deficiency in Renewable Energy Credit revenues received by the Facility for the preceding annual period.  Such deficiency shall be determined as the product of Minimum REC Price multiplied by the Renewable Energy Credits produced for such year less the amount of revenue actually received by the Facility for such annual period, but, in no event shall this product be less than zero (the “REC Contribution”). The REC Contribution shall not exceed $500,000 with respect to any annual determination.

(b)REC Hedging.  Borrower shall enter into REC Hedge Agreements to sell RECs through a recognized market or with another counterparty, in each case acceptable to Required

Lenders in their sole discretion, on a twenty nine (29) month rolling basis satisfying the following criteria: for the period from the Closing Date through December 31, 2023, fifty percent (50%) of RECs produced in such five month period shall be subject to a REC Hedge Agreement (the “Year 1 REC Hedge Requirement”);  for the period from January 1, 2024 through December 1, 2024, thirty seven and one half percent (37.5%) of RECs produced in such year shall be subject to a REC Hedge Agreement (the “Year 2 REC Hedge Requirement”) which such RECs subject to the Year 2 Hedge Requirement comprised solely of 2024 vintage RECs; and for the period from January 1, 2025 through December 1, 2025, twenty five percent (25%) of RECs produced in such year shall be subject to a REC Hedge Agreement (the “Year 3 REC Hedge Requirement”), which such RECs subject to the Year 3 REC Hedge Requirement comprised solely of 2025 vintage RECs. On January 1st  of each year (the “Reset Date”), commencing on January 1, 2024, the REC Hedging requirements re-adjust such that Borrower shall be required to satisfy: (1) the Year 1 REC Hedge Requirement for the twelve (12) month period beginning on January 1st of such year and continuing through December 31st of the following year; (2) the Year 2 REC Hedge Requirement for the twelve (12) month period beginning twelve (12) months after each Reset Date; and (3) the Year 3 REC Hedge Requirement for the twelve (12) month period beginning twenty four (24) months after each Reset Date.

ARTICLE VII.NEGATIVE COVENANTS

On and after the Closing Date, and for so long as any Obligation shall remain unpaid or unsatisfied, Borrower shall not, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP;

(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided, that adequate reserves with respect thereto are maintained on the books of Borrower and the aggregate amount of such Liens is less than $100,000;

(d)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, in an aggregate amount not to exceed $25,000;

(e)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(f)Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii)

the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(g)Liens securing the Senior Debt, subject to the terms of the CGB Subordination Agreement.

7.02Investments. Make any Investments, except:

(a)Investments held by Borrower in the form of cash equivalents; and

(b)advances to officers, directors and employees of Borrower in an aggregate amount not to exceed $10,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

7.03Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness under the Senior Loan Documents, subject to the terms of the CGB Subordination Agreement; and

(c)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000.

7.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05Dispositions. Make any Disposition or enter into any agreement to make any Disposition.

7.06Restricted Payments.

(a) Borrower will not declare or make, or agree to pay or make, any Restricted Payment, unless:

(i)no Event of Default or Default has occurred and is continuing and such Restricted Payment will not result in an Event of Default;

(ii)the Senior Debt Service Coverage Ratio or the Total Debt Service Coverage Ratio calculated on a quarterly basis (A) until the first year anniversary of the Closing Date, since the Closing Date; and (B) after the first year anniversary of the Closing Date, for the twelve (12) month period immediately preceding such Distribution Date is equal to or greater than 1.20:1.00 or 1.10:1.00, respectively;

(b)the Borrower shall have delivered or made available to Lender a Restricted Payment Certificate in the form of Exhibit J certifying to the effect that each of the applicable foregoing conditions shall have been satisfied and including the detailed calculations and assumptions for the applicable conditions.

7.07Change in Nature of Business. Engage in any line of business substantially different from the line of business conducted by Borrower on the date hereof or any business substantially related or incidental thereto.

7.08Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Affiliate as would be obtainable by Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (a) limits the ability (i) of any Subsidiary to Guarantee the Indebtedness of Borrower or (ii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U, T or X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose other than those permitted by Section 6.11.

7.11Inconsistent Agreements; Charter Amendments.  Enter into, consent to, or vote in favor of the entering into of any agreement or arrangement which would restrict in any respect the ability of Borrower to fulfill its Obligations under the Loan Documents, or supplement, amend or otherwise modify, or consent to or vote in favor of the supplementing, amendment, or modification of the terms of Borrower’s Organizational Documents or the Organizational Documents of Tax Equity Holdco, in each case, in such a manner which would restrict in any respect the ability of Borrower to fulfill its Obligations under the Loan Documents.

7.12Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.13 Debt Service Coverage Ratios.

(a)Senior Debt Service Coverage Ratio. Permit the Senior Debt Service Coverage Ratio to be less than 1.20:1.00, as of the end of each fiscal quarter of Borrower on a trailing twelve-month basis.

(b)Total Debt Service Coverage Ratio. Permit the Total Debt Service Coverage Ratio to be less than 1.10:1.00, as of the end of each fiscal quarter of Borrower on a trailing twelve-month basis.

7.14Sanctions. Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available the Loan or the proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, Lead Arranger or otherwise) of Sanctions.

7.15Sale and Leaseback Transaction. Enter into any Sale and Leaseback Transaction.

7.16Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness, or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness (including the terms of the CGB Subordination Agreement), except (a) the prepayment of the Loan in accordance with the terms of this Agreement, and (b) regularly scheduled or required payments of principal and interest on the Senior Debt, to the extent permitted by the CGB Subordination Agreement.

7.17Amendments, Etc. of Indebtedness.

(a)Amend, modify or change in any manner any term or condition of any Senior Loan Document or give any consent, waiver or approval thereunder, unless expressly permitted by the CGB Subordination Agreement; provided, that no such amendment, modification or change shall be more restrictive on the Loan Parties than the terms of such documents as in effect on the date hereof;

(b)Take any other action in connection with any Senior Loan Document that would impair the value of the interest or rights of Borrower or any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or Lender; or

(c)Without, the prior written consent of the Administrative Agent amend, modify or change in any manner any term or condition of any Indebtedness (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to Borrower, increase the principal amount of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

7.18Capital Expenditures. Except as permitted by Section 7.19, make or become legally obligated to make any Capital Expenditure, excluding Capital Expenditures made to restack the fuel cells at the Facility if such Capital Expenditures are funded from the O&M Reserve to the extent permitted by this Agreement and the Interparty Agreement.

7.19Capital Contributions. Make any capital contribution to Tax Equity Holdco unless such capital contribution is funded immediately prior thereto by a capital contribution to Borrower in like amount by FCE.

7.20Subsidiaries. Not create or permit to be created any direct or indirect Subsidiaries without the prior written approval of the Required Lender.

7.21Absence of Regulation. Without the prior written consent of Required Lender, take any action, or fail to take any action, that would subject Borrower, the Facility, Administrative Agent or any Lender to regulation by FERC or CT PURA.

7.22Certain Approvals under the Tax Equity Holdco LLC Agreement. The Borrower shall not, (a) vote to take any of the actions described in Section 3.03(b)(i)(B), 6.04(c), 6.07 (but only with respect to FCE’s resignation as a Managing Member of the Tax Equity Holdco) of the Tax Equity Holdco LLC Agreement or (b) amend, modify or supplement the Tax Equity Holdco LLC Agreement without the Administrative Agent’s consent; provided, however that no prior written consent under this Section 7.22 shall be required for proposed actions under the Tax Equity Holdco LLC Agreement or amendments or modifications of the Tax Equity Holdco LLC Agreement (including those initiated under Section 6.04(c)(ii) of the Tax Equity Holdco LLC Agreement) that are solely of a ministerial, technical or administrative nature or are otherwise not reasonably expected to have a material adverse effect on the Borrower’s ability to satisfy its obligations under this Agreement.  The Borrower shall cause Tax Equity Holdco to provide to Administrative Agent promptly, but in no event later than thirty (30) days after Borrower’s receipt thereof, copies of any amendments, supplements or other modifications to the Tax Equity Holdco LLC Agreement after the date of this Agreement.

ARTICLE VIII.EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default. Any of the following shall constitute an “Event of Default”:

(a)Non-Payment. Borrower fails to pay when and as required to be paid herein, any amount of principal of the Loan, any interest on the Loan within three (3) Business Days after the due date thereof, any fee due hereunder or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after the due date thereof; or

(b)Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.15, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or 6.23 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained the Guaranty; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which Borrower became aware of such default or (ii) notice thereof having been given to Borrower by the Administrative Agent, provided, however, that if the breach or default (other than a default for the payment of amounts when due) cannot be remedied within such period despite the Borrower’s or such other party’s, as the case may be, reasonable commercial efforts to do so, the such cure period shall be extended for an additional sixty (60)-day period beyond the initial cure period, to cure such breach or default if the breach or default could not reasonably be expected to have a Material Adverse Effect if not cured within such sixty (60)-day period and if remedial action (A) could reasonably be expected to result in cure within such additional sixty (60)-day period, (B) is promptly instituted within the initial cure period, and (C) is thereafter diligently pursued until the breach or default is corrected within such additional reasonable cure period granted by the Administrative Agent; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, by or on behalf of any Loan Party, shall prove to have been false or misleading in any material respect as of the time made or deemed made and, if such misrepresentation or certificate is susceptible of cure, the adverse effect of the misrepresentation is not remedied within thirty (30) days of the Borrower or any other Loan Party receiving notice or such party’s knowledge thereof; or

(e)Cross-Default. (i) Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Interest Rate Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, subject to all applicable grace and cure periods, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to pay under subsection (A) or default or other event under subsection (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Interest Rate Hedge Agreement an early termination date resulting from (A) any event of default under such Interest Rate Hedge Agreement as to which Borrower is the defaulting party or (B) any termination event under such Interest Rate Hedge Agreement as to which Borrower is an affected party; or

(f)Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments. There is entered against Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)CMEEC. CMEEC and/or its successors and/or assigns (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or (ii) makes an assignment for the benefit of creditors; or (iii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (v) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or (vi) an order for relief is entered in any such proceeding, or (vii) CMEEC fails to make any two (2) consecutive payments or fails to make two (2) payments in any consecutive six (6) month period, in each case, when and as required by the Power Purchase Agreement, subject to any grace or cure periods set forth therein; or

(l)Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to be in full force and effect or to create a valid and perfected second priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or the Borrower, or any other Loan Party or any other Person, directly or indirectly, disavows or contests in any manner the effectiveness, validity, perfection of or enforceability of the security interest in or Lien on the Collateral; or

(m)Facility Documents. There occurs any default under (which is not cured within any applicable cure period or which gives another party a right to terminate a Facility Document), or notice of termination is given under, any Facility Document; or

(n)Diversion of Funds. Borrower (i) fails to deposit  all of its revenues or income into the Payment Reserve Account, (ii) notifies or instructs (or permits any Person to notify or instruct) any Person to make payments of amounts due to Borrower to any Person, deposit account or place other than the Payment Reserve Account,  or (iii) takes any action (or permits any Person to take any action) that would cause or have the effect of causing any revenues or income of Borrower to be paid, sent or deposited to or into any Person, deposit account or place other than the Payment Reserve Account; or

(o)Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties shall occur that is in excess of the Threshold Amount; or

(p)Subordination. (i) any of the subordination, standstill, payover or insolvency related provisions of any of the CGB Subordination Agreement or the Loan Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the debt evidenced hereby; or (ii) the Borrower, any other Loan Party or any other Person shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the administrative agent and the secured parties under the Senior Loan Documents or (C) that all payments of principal of or premium and interest on the debt evidenced hereby, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(q)Senior Default. An event of default occurs under any of the Senior Loan Documents; or

(r)CMEEC-Navy Lease. There occurs any default under (which is not cured within any applicable cure period or which gives CMEEC or the Navy a right to terminate the CMEEC-Navy Lease), or notice of termination is given under, the CMEEC-Navy Lease;

(s)Reserve Accounts. There are insufficient Payment Reserve Account Funds to effectuate all allocations and disbursements contemplated by Section 6.19(b)(i)(A) through Section 6.19(b)(i)(J) (each, a “Payment Reserve Account Deficiency”) and Borrower fails to deposit into the Payment Reserve Account an amount equal to such Payment Reserve Account Deficiency within three (3) Business Days after such Payment Reserve Account Deficiency occurred (unless, and solely with respect to any Liberty DSCR Reserve Account Deficiency, Amalgamated DSCR Reserve Account Deficiency, CGB DSCR Reserve Account Deficiency, Liberty O&M Reserve Account Deficiency, Amalgamated O&M Reserve Account Deficiency, or CGB O&M Reserve Account Deficiency (each, a “Specified Deficiency”), Borrower already has deposited such Specified Deficiency into the applicable Reserve Account in accordance with Sections 6.20 and 6.21);

(t)Removal of Managing Member. The Managing Member, as defined in the limited liability company agreement of Tax Equity Holdco, is removed or otherwise ceases to hold such position; or

(u)Change of Control.  There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of Required Lender (in their sole and absolute discretion) as determined in accordance with Section 10.1); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is otherwise expressly waived by the Lender or by the Administrative Agent with the approval of the Lender, as required hereunder in Section 10.1.

8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Lender, take any or all of the following actions:

(a)declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b)exercise on behalf of itself and Lender all rights and remedies available to it and/or Lender under the Loan Documents, at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any Loan Party under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.11, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lender (including fees, charges and disbursements of counsel to the respective Lender (including fees and time charges for attorneys who may be employees of Lender) and amounts payable under Article III);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations including ordinary course payments;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan;

Fifth, to the payment of all other remaining Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX.ADMINISTRATIVE AGENT

9.01Appointment and Authority. Lender hereby irrevocably appoints Liberty Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes and empowers the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, Lender and Secured Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Certain Actions by Administrative Agent.

(a)Without limiting the generality of the foregoing, each of the Lender and the Secured Parties hereby authorize and empower the Administrative Agent (in its sole discretion):

(i)to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties) or to hold on behalf of the Administrative Agent the Collateral or instruments relating thereto;

(ii)to determine that the cost to Borrower is disproportionate to the benefit to be realized by the Administrative Agent, Lender and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that Borrower should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(iii)to enter into and perform its obligations under the other Loan Documents; and

(iv)to execute and deliver the agreements contemplated by Section 10.01.

(b)In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable Law, upon the occurrence and during the continuance of an Event of Default, each of the Secured Parties hereby authorizes and empowers the Administrative Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable Law, in the name of the Secured Parties or otherwise, including to sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable and to credit bid any or all of the Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

(c)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lender and the Secured Parties hereby irrevocably appoints, authorizes and empowers the Administrative Agent to act as the agent of such Lender and such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  Each of the Lender and the Secured Parties also hereby appoints the Administrative Agent as agent and bailee for the purpose of perfecting the Liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party).  Should any Lender or Secured Party obtain possession or control of any such Collateral, (i) such Lender or Secured Party is hereby appointed as agent and bailee for the Administrative Agent for the purpose of perfecting the Liens upon such Collateral, (ii) such Lender or Secured Party hereby acknowledges that it holds possession of or otherwise controls such Collateral for the benefit of Administrative Agent, and (iii) such Lender or Secured Party shall promptly notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.03Rights as a Lender.  The Person serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to Lender.

9.04Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be mechanical and administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty or obligation to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lender (or such other number or percentage of Lender as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and shall be entitled to confirmation by Lender of their indemnification of the Administrative Agent for any such actions;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or obligation to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d)shall not have any duty or obligation to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or is entitled to any particular priority.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).

The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the due execution, legality, validity, enforceability, effectiveness, sufficiently, value or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document including any Liens provided for herein or therein, (v) the existence, value or collectability of the Collateral, or the existence, priority or perfection of the Administrative Agent’s Lien thereon, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.05Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities under this Agreement as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to Lender and Borrower.  Upon receipt of any such notice of resignation, the Lender shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Lender may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Lender) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to Lender directly, until such time, if any, as the Lender appoints a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed

Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.08Non-Reliance on Administrative Agent and Other Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own independent investigation of the financial condition and affairs of the Loan Parties and the value of the Collateral, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise;

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender and the Administrative Agent and their respective agents and counsel and all other amounts due Lender and the Administrative Agent under Section 2.06 and Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

9.10Collateral and Guaranty Matters. The Secured Parties irrevocably authorize and empower the Administrative Agent:

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Lender;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f); and

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Notwithstanding anything to the contrary in the Loan Documents, the Loan Parties, Administrative Agent, each Lender and each of the Secured Parties hereby agree that (i) no Lender or Secured Party shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Lender and the other Secured Parties in accordance with the terms thereof, (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale, and (iii) the Administrative Agent, as agent for and representative of the Lender and the Secured Parties, shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Administrative Agent under the provisions of the UCC (including pursuant to Sections 9-610 or 9-620 of the UCC), (C) at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent or its designee may at any time and from time to time employ and maintain on the premises of Borrower a custodian selected by the Administrative Agent or its designee who shall have full authority to do all acts necessary to protect the Lenders’ or the Secured Parties’ interests.  Borrower hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Administrative Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Administrative Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower, shall be part of the Obligations, and shall be paid on demand.

9.11No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Law relating to the prevention or regulation of terrorism, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

9.12Delivery of Information to Lender.  Upon written request of any Lender, the Administrative Agent shall promptly deliver or make available to such Lender copies of information, documentation or record which any Loan Party has delivered or made available to the Administrative Agent (but not to the requesting Lender) in relation to the Loan.

9.13Subordination Agreements.  Each Lender and each of the Secured Parties hereby grants to the Administrative Agent all requisite authority to enter into or otherwise become bound by, and to perform its obligations and exercise its rights and remedies under and in accordance with the terms of the CGB Subordination Agreement, and any other subordination agreements and/or intercreditor agreements entered into or to be entered into in connection with the Obligations with the consent of Lender, and to bind the Lender and the Secured Parties thereto by the Administrative Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender (except as specified above in this Section 9.13) or any Secured Party is or will be required in connection with the performance by the Administrative Agent of such subordination agreements and/or intercreditor agreements.

9.14No Other Duties, Etc.  Anything herein to the contrary notwithstanding, Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as a Lender thereunder.

9.15Erroneous Payment.

(a)Each Lender hereby agrees that (i) if the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other such Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent)  in respect of each day from and including the date on which the Administrative Agent notified such Lender of such Erroneous Payment (or portion thereof)o to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the overnight bank funding rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  A notice from the Administrative Agent to any Lender under this subsection (a) shall be conclusive, absent manifest error.

(b)Without limiting subsection (a) above, each Lender or other Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in this Agreement or in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment.  Each Lender or other Payment Recipient further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender or other such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender or other such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the overnight bank funding rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)Each Borrower hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or other such Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed any Borrower hereunder or under any of the Other Documents.

(d)Each party’s obligations under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of this Agreement, the termination of the commitments of the Lender hereunder and the indefeasible payment in full in cash of the Obligations.

ARTICLE X.MISCELLANEOUS

10.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, the Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on the Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Lender shall be necessary to amend the definition of “Default Rate”;

(e)change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of Lender;

(f)change any provision of this Section, definition or any other provision hereof relating to approvals or actions required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of Lender;

(g)release (x) all or substantially all of the value of the Guaranty or (y) all or substantially all of the Collateral in any transaction or series of related transactions, each case, without the written consent of each Lender, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h)release Borrower or permit Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lender required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lender or each affected Lender may be effected with the consent of the applicable Lender other than Defaulting Lender), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of Lender that by its terms affects any Defaulting Lender more adversely than other affected Lender shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

10.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to Borrower or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any Lender, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02, or, if not so specified in Section 10.02, in such Person’s Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower); the Administrative Agent agrees to provide Borrower with any Lender’s address, electronic mail address or telephone number upon request.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to Lender pursuant to Article II if Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of Borrower and the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Lender may change its address or telephone number for notices and other communications hereunder by notice to Borrower and the Administrative Agent.  In addition, Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)Reliance by Administrative Agent and Lender.  The Administrative Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Lender shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) through (c) of the preceding proviso and subject to Section 2.10, any Lender may, enforce any rights and remedies available to it provided hereunder.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of Administrative Agent’s and Lender’s rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, and/or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials in, on, under, from or affecting any real property owned, operated or leased by Borrower, any Loan Party, or any Environmental Liability in any way related to or affecting Borrower or any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Loan Party, and regardless of whether any Indemnitee is a party thereto, including, without limitation, (A) the reasonable costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of any real property owned, operated or leased by Borrower or any Loan Party, (B) the reasonable costs of any necessary actions taken in response to a release or threat of release of any Hazardous Materials on, in, under or affecting all or any portion of any real property owned, operated or leased by Borrower or any Loan Party to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (C) costs incurred to comply with the Environmental Laws in connection with all or any portion of any real property owned, operated or leased by Borrower or any Loan Party; provided that such indemnity set forth above in (i), (ii), (iii), and (iv) of this Section 10.04(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Reimbursement by Lender.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, Lender agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of Lender under this subsection (c) are subject to the provisions of Section 2.09(c).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to the Administrative Agent or Lender, or the Administrative Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and Lender (such consent to be in the Administrative Agent’s and the Lender’s sole discretion) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lender.  Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000  unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit Lender from assigning all or a portion of its rights and obligations among separate facilities hereunder on a non-pro rata basis;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not an Affiliate of Lender or an Approved Fund with respect to Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Affiliates, or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Loan in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.06, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lender, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.   The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i)  Lender’s obligations under this Agreement shall remain unchanged, (ii)  Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges.  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations, including but not limited to the Connecticut Freedom of Information Act, or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or Guarantor relating to Borrower or Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent or Lender on a nonconfidential basis prior to disclosure by Borrower or Guarantor, provided that, in the case of information received from Borrower or Guarantor after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or Guarantor, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender and its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and Lender, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or any such Affiliate may have.  Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or Lender or on their behalf and notwithstanding that the Administrative Agent or Lender may have had notice or knowledge of any Default, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lender shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lender.  If Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.01, or if  Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to  Lender and the Administrative Agent, require Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)Lender shall have received payment of an amount equal to 100% of the outstanding principal of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.06) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT.

(b)SUBMISSION TO JURISDICTION.  BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT SITTING IN HARTFORD COUNTY AND OF THE UNITED STATES DISTRICT COURT OF CONNECTICUT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS

AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between Borrower, each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent on the other hand, (B) each of Borrower and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Borrower and the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to Borrower, the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to Borrower, any Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrower and the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.  Borrower and the other Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19Chapter 903a.  BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND EACH TRANSACTION RELATED TO IT IS A “COMMERCIAL TRANSACTION” WITHIN THE MEANING OF CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER FEDERAL OR STATE LAW AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF A BOND PRIOR TO THE ADMINISTRATIVE AGENT OBTAINING A PREJUDGMENT REMEDY.  BORROWER FURTHER WAIVES ANY REQUIREMENT OR OBLIGATION OF THE ADMINISTRATIVE AGENT TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY ADMINISTRATIVE AGENT.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE OR HAS HAD THE OPPORTUNITY TO RETAIN COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FUELCELL ENERGY FINANCE HOLDCO, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

	By:	FuelCell Energy, Inc.
	Its:	Sole Member

	By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Executive Vice President and Chief Financial Officer

CONNECTICUT GREEN BANK,
as Administrative Agent

By:	/s/ Bryan Garcia
Name:	Bryan Garcia
Title:	President & CEO

CONNECTICUT GREEN BANK,
as Lender

By:	/s/ Bryan Garcia
Name:	Bryan Garcia
Title:	President & CEO

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Connecticut Green Bank	$8,000,000	100.000000000

SCHEDULE 2.03

REPAYMENT SCHEDULE

(Attached)

	Green Bank Subordinated Credit Agreement
	Amortization Schedule

Period	Date	Payment	Interest	Principal	Cash Sweep	Balance
1	10/31/2023	$131,555.56	$131,555.56	$0.00		$8,000,000.00
2	1/31/2024	$163,555.56	$163,555.56	$0.00		$8,000,000.00
3	4/30/2024	$160,000.00	$160,000.00	$0.00		$8,000,000.00
4	7/31/2024	$163,555.56	$163,555.56	$0.00		$8,000,000.00
5	10/31/2024	$163,555.56	$163,555.56	$0.00		$8,000,000.00
6	1/31/2025	$163,555.56	$163,555.56	$0.00		$8,000,000.00
7	4/30/2025	$158,222.22	$158,222.22	$0.00		$8,000,000.00
8	7/31/2025	$163,555.56	$163,555.56	$0.00		$8,000,000.00
9	10/31/2025	$163,555.56	$163,555.56	$0.00		$8,000,000.00
10	1/31/2026	$163,555.56	$163,555.56	$0.00		$8,000,000.00
11	4/30/2026	$158,222.22	$158,222.22	$0.00		$8,000,000.00
12	7/31/2026	$163,555.56	$163,555.56	$0.00		$8,000,000.00
13	10/31/2026	$163,555.56	$163,555.56	$0.00		$8,000,000.00
14	1/31/2027	$163,555.56	$163,555.56	$0.00		$8,000,000.00
15	4/30/2027	$158,222.22	$158,222.22	$0.00		$8,000,000.00
16	7/31/2027	$163,555.56	$163,555.56	$0.00		$8,000,000.00
17	10/31/2027	$163,555.56	$163,555.56	$0.00		$8,000,000.00
18	1/31/2028	$163,555.56	$163,555.56	$0.00		$8,000,000.00
19	4/30/2028	$160,000.00	$160,000.00	$0.00		$8,000,000.00
20	7/31/2028	$163,555.56	$163,555.56	$0.00		$8,000,000.00
21	10/31/2028	$163,555.56	$163,555.56	$0.00		$8,000,000.00
22	1/31/2029	$163,555.56	$163,555.56	$0.00		$8,000,000.00
23	4/30/2029	$158,222.22	$158,222.22	$0.00		$8,000,000.00
24	7/31/2029	$163,555.56	$163,555.56	$0.00		$8,000,000.00
25	10/31/2029	$163,555.56	$163,555.56	$0.00		$8,000,000.00
26	1/31/2030	$163,555.56	$163,555.56	$0.00		$8,000,000.00
27	4/30/2030	$158,222.22	$158,222.22	$0.00		$8,000,000.00
28	7/31/2030	$163,555.56	$163,555.56	$0.00		$8,000,000.00
29	10/31/2030	$342,366.19	$163,555.56	$178,810.64		$7,821,189.36
30	1/31/2031	$342,366.19	$159,899.87	$182,466.32		$7,638,723.04
31	4/30/2031	$342,366.19	$151,076.97	$191,289.23		$7,447,433.81
32	7/31/2031	$342,366.19	$152,258.65	$190,107.55		$7,257,326.27
33	10/31/2031	$342,366.19	$148,372.00	$193,994.19		$7,063,332.08
34	1/31/2032	$342,366.19	$144,405.90	$197,960.29		$6,865,371.79
35	4/30/2032	$342,366.19	$137,307.44	$205,058.76		$6,660,313.03
36	7/31/2032	$342,366.19	$136,166.40	$206,199.79		$6,454,113.23

37	10/31/2032	$342,366.19	$131,950.76	$210,415.43	$6,243,697.80
38	1/31/2033	$342,366.19	$127,648.93	$214,717.26	$6,028,980.54
39	4/30/2033	$342,366.19	$119,239.84	$223,126.36	$5,805,854.18
40	7/31/2033	$342,366.19	$118,697.46	$223,668.73	$5,582,185.45
41	10/31/2033	$342,366.19	$114,124.68	$228,241.51	$5,353,943.94
42	1/31/2034	$342,366.19	$109,458.41	$232,907.78	$5,121,036.16
43	4/30/2034	$342,366.19	$101,282.72	$241,083.48	$4,879,952.68
44	7/31/2034	$342,366.19	$99,767.92	$242,598.27	$4,637,354.41
45	10/31/2034	$342,366.19	$94,808.13	$247,558.06	$4,389,796.35
46	1/31/2035	$342,366.19	$89,746.95	$252,619.25	$4,137,177.10
47	4/30/2035	$342,366.19	$81,824.17	$260,542.02	$3,876,635.08
48	7/31/2035	$342,366.19	$79,255.65	$263,110.54	$3,613,524.54
49	10/31/2035	$342,366.19	$73,876.50	$268,489.69	$3,345,034.85
50	1/31/2036	$342,366.19	$68,387.38	$273,978.81	$3,071,056.03
51	4/30/2036	$342,366.19	$61,421.12	$280,945.07	$2,790,110.96
52	7/31/2036	$342,366.19	$57,042.27	$285,323.92	$2,504,787.03
53	10/31/2036	$342,366.19	$51,208.98	$291,157.21	$2,213,629.82
54	1/31/2037	$342,366.19	$45,256.43	$297,109.76	$1,916,520.06
55	4/30/2037	$342,366.19	$37,904.51	$304,461.69	$1,612,058.37
56	7/31/2037	$342,366.19	$32,957.64	$309,408.56	$1,302,649.82
57	10/31/2037	$342,366.19	$26,631.95	$315,734.24	$986,915.58
58	1/31/2038	$342,366.19	$20,176.94	$322,189.25	$664,726.32
59	4/30/2038	$342,366.19	$13,146.81	$329,219.38	$335,506.94
60	7/31/2038	$342,366.19	$6,859.25	$335,506.94	$0.00

Schedule 6.21(c)

Schedule of Required CGB O&M Reserve Account Payments

Module Reserve Schedule

	Contribution	Balance

At closing	$6,500,000	$6,500,000
Year 1 Contribution	808,800	7,308,800
Year 2 Contribution	808,800	8,117,600
Year 3 Contribution	808,800	8,926,400
Year 4 Contribution	808,800	9,735,200
Year 5 Contribution	808,800	10,544,000
Year 6 Contribution	808,800	11,352,800
Year 7 Contribution	808,800	12,161,600	(Paid out to FCE for Module Swap beginning Year 8)
Year 8 Contribution	1,554,275	1,554,275
Year 9 Contribution	1,554,000	3,108,275
Year 10 Contribution	1,554,000	4,662,275
Year 11 Contribution	1,554,000	6,216,275
Year 12 Contribution	1,554,000	7,770,275
Year 13 Contribution	1,554,000	9,324,275
Year 14 Contribution	1,554,000	10,878,275
Year 15 Contribution	—	10,878,275	(Paid out to FCE for Module Swap in Year 15)

EXHIBIT A

FORM OF NOTE

Promissory Note

$8,000,000.00	August 18, 2023

FOR VALUE RECEIVED, the undersigned, FUELCELL ENERGY FINANCE HOLDCO, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of Connecticut Green Bank, a quasi-public agency of the State of Connecticut (together with its successors and/or assigns, the “Lender”), in accordance with the provisions of the Credit Agreement (as defined below), the principal amount of EIGHT MILLION AND 00/100 DOLLARS ($8,000,000.00) for the Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of the date hereof, by and among the Borrower, Lender (and each lender from time to time party thereto), and Connecticut Green Bank, a quasi-public agency of the state of Connecticut, in its capacity as Administrative Agent (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Credit Agreement), together with interest fees and charges thereon.

The Borrower hereby promises to pay principal and interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount is paid in full, in such amounts, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest with respect to this Promissory Note shall be made to the Administrative Agent for the account of the Lender in United States Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Promissory Note is the Note referred to in the Credit Agreement, and the holder is entitled to the benefits thereof.  This Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Delivery of an executed counterpart of a signature page of this Promissory Note by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Promissory Note.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT.

THIS AGREEMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF BY AND AMONG CONNECTICUT GREEN BANK, A QUASI-PUBLIC AGENCY OF THE STATE OF CONNECTICUT, IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR ITSELF AND ON BEHALF OF SUBORDINATED LENDERS, AND LIBERTY BANK,

A MUTUAL SAVINGS BANK, IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR ITSELF AND ON BEHALF OF SENIOR LENDERS (AS THE SAME MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

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IN WITNESS WHEREOF, this Promissory Note is duly executed as of the date set forth above.

FUELCELL ENERGY FINANCE HOLDCO, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

	By:	FuelCell Energy, Inc.
	Its:	Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Executive Vice President and Chief Financial Officer